UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kenneth C. Frazier	Merck & Co., Inc.
Chairman, President and Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

April 12, 2012

Dear Shareholders:

It is my pleasure to invite you to Merck’s 2012 Annual Meeting of Shareholders, which will be held on Tuesday, May 22, 2012 at 8:30 a.m., at the Bridgewater Marriott located at 700 Commons Way, Bridgewater, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

We are pleased to take advantage of the e-proxy rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the internet. The rules enable us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, on or about April 12, 2012, we began mailing to certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the Annual Report on Form 10-K via the internet and how to vote online (www.proxyvote.com). The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how to receive a paper copy of the proxy materials. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper or electronic copy of the proxy statement and Annual Report on Form 10-K.

We hope you will be able to attend the Annual Meeting. If you plan to attend, please bring your admission ticket and photo identification. If you need special assistance at the meeting, please contact the Company Secretary at the address above. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Directions to Meeting	Back cover

Notice of Annual Meeting of Shareholders

May 22, 2012

To the Shareholders:

The shareholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, May 22, 2012, at 8:30 a.m., at the Bridgewater Marriott located at 700 Commons Way, Bridgewater, New Jersey. The purposes of the meeting are to:

•	elect 12 directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

•	consider and act upon a proposal to approve, by non-binding advisory vote, the compensation of our Named Executive Officers;

•	consider and act upon a shareholder proposal concerning shareholder action by written consent;

•	consider and act upon a shareholder proposal concerning special shareholder meetings;

•	consider and act upon a shareholder proposal concerning a report on charitable and political contributions; and

•	transact such other business as may properly come before the meeting.

Only shareholders listed on the Company’s records at the close of business on March 23, 2012 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Senior Vice President, Secretary

and Assistant General Counsel

April 12, 2012

(i)

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

www.merck.com

April 12, 2012

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a shareholder at the close of business on March 23, 2012, the record date, and are entitled to vote at the meeting.

This proxy statement and 2011 Annual Report on Form 10-K (the “Proxy Material”), along with either a proxy card or a voting instruction card, are being mailed to shareholders beginning April 12, 2012. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	Can I access the Proxy Material on the internet instead of receiving paper copies?

A:	The Proxy Material is available on Merck’s web site at http://www.merck.com/finance/proxy/overview.html. Shareholders of record may choose to stop receiving paper copies of Proxy Material in the mail by following the instructions given while you vote by telephone or through the internet. If you choose to access future Proxy Material on the internet, you will receive a proxy card in the mail next year with instructions containing the internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future Proxy Material on the internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the internet address for access to the Proxy Material.

Information About the Notice of Internet Availability of Proxy Materials

Pursuant to the e-proxy rules of the Securities and Exchange Commission (“SEC”), we are making the Company’s Proxy Material available on the internet. Accordingly, in compliance with this e-proxy process, on or about April 12, 2012, we began mailing to certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the 2011 Annual Report on Form 10-K via the internet and how to vote online (www.proxyvote.com). If you would like to receive a printed or electronic copy of the Proxy Material, free of charge, you should follow the instructions for requesting such materials included in the notice and on the website (www.proxyvote.com).

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Proxy Material and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares. The Proxy Material has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the Proxy Material in order to reduce printing costs and postage fees. Householding means that shareholders who share the same last name and address will receive only one copy of the Proxy Material, unless we receive contrary instructions from any shareholder at that address. Merck will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of the Proxy Material at the same address, additional copies will be provided upon written or oral request. If you are a shareholder of record, you may contact us by writing to Merck Stockholder Services, Merck & Co., Inc., WS3AB-05, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-877-602-7615. Eligible shareholders of record receiving multiple copies of the Proxy Material can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the Proxy Material or you can request householding by notifying your broker, bank or nominee.

Q:	What am I voting on?

A:	1.

Election of 12 directors: Mr. Leslie A. Brun, Dr. Thomas R. Cech, Mr. Kenneth C. Frazier, Mr. Thomas H. Glocer, Mr. William B. Harrison, Jr., Mr. C. Robert Kidder, Ms. Rochelle B. Lazarus, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Dr. Craig B. Thompson, Mr. Wendell P. Weeks and Mr. Peter C. Wendell;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2012;

3.	Approval, by a non-binding advisory vote, of the compensation of our Named Executive Officers.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2012, and FOR the approval of the compensation of our Named Executive Officers by a non-binding advisory vote.

You will also vote on the following shareholder proposals:

4.	A shareholder proposal concerning shareholder action by written consent;

5.	A shareholder proposal concerning special shareholder meetings; and

6.	A shareholder proposal concerning a report on charitable and political contributions.

The Board recommends a vote AGAINST each of the shareholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, each director nominee receiving a majority of the votes cast at the Annual Meeting will be elected. This means that a director nominee will be elected to the Board only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election; for this purpose, abstentions and broker non-votes would not be counted as votes FOR or AGAINST.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, the proposal to approve the compensation of our Named Executive Officers and each of the shareholder proposals require the affirmative vote of a majority of the votes cast for approval. If you are present or represented by proxy at the Annual Meeting and you abstain, abstentions and broker non-votes will not be counted as votes FOR or AGAINST.

If you hold your shares through a broker, bank or nominee, the SEC has approved a New York Stock Exchange rule that changes the manner in which your vote will be handled.

Your broker is no longer permitted to vote on your behalf on the election of directors or on the proposal regarding executive compensation unless you provide specific instructions by completing and returning the voting instruction card or following the instructions provided to you to vote your shares via telephone or the internet. In the past, if you did not transmit your voting instructions before the meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or nominee before the date of the shareholder meeting.

Your vote is very important to us. Please review the Proxy Material and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock that you hold as of the record date.

Q:	Do I have the right to cumulate my votes in the election of directors?

A:	Shareholders of the Company do not have the right to cumulative voting.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:	A director nominee who does not receive a majority of the votes cast with respect to his or her election will not be elected or re-elected, as applicable, as a director of the Company. However, under the New Jersey Business Corporation Act, incumbent directors who are not re-elected in an uncontested election because of a failure to receive a majority of the votes cast in favor of their re-election, will be “held over” and continue as directors of the Company until they resign or their successors are elected at the next election of directors. Under the Incumbent Director Resignation Policy (the “Resignation Policy”) of the Policies of the Board, however, an incumbent director who is not re-elected will be required to submit his or her resignation and the Committee on Corporate Governance will be responsible for evaluating whether to accept the resignation and making a recommendation to the full Board. Under the Resignation Policy, the Board will be required to act on the recommendation of the Committee on Corporate Governance no later than 90 days following certification of the shareholder vote for the shareholders’ meeting at which the incumbent director was not re-elected. The full text of the Policies of the Board can be found on our website at www.merck.com/about/leadership.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2012 and the proposal to approve the compensation of our Named Executive Officers by a non-binding advisory vote, and AGAINST each of the shareholder proposals on your behalf.

•

By telephone or the internet.    Registered owners may vote by calling 1-800-690-6903. The telephone and internet voting procedures established by Merck for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a revised proxy by telephone, internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	Where can I find the results of the Annual Meeting?

A:	We will post the final voting results the Friday following the Annual Meeting on our website www.merck.com under “Investors.” We also intend to disclose the final voting results on Form 8-K within four business days of the meeting. Additionally, shareholders may call 1-800-CALL-MRK (1-800-225-5675) beginning on Friday, May 25, 2012.

Q:	Will my votes be confidential?

A:	Yes. Only the personal information necessary to enable proxy execution, such as control number or shareholder signature, is collected on the paper or online proxy cards. All shareholder proxies and ballots that identify individual shareholders are kept confidential and are not disclosed except as required by law.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name, as well as shares in the Merck Stock Investment Plan.

Q:	What constitutes a quorum?

A:	As of the record date, 3,042,746,904 shares of Merck common stock were issued and outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	All shareholders as of the record date may attend the Annual Meeting but must have an admission ticket and photo identification. You may request a ticket by writing to the Office of the Secretary, Merck & Co., Inc., WS3AB-05, P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. If you are a shareholder of record (your shares are held in your name), you must write your name on the request exactly as it appears on your stock ownership records from Wells Fargo Bank, N.A. If you are a beneficial owner (your shares are held through a bank, broker or nominee), you must provide current evidence of your ownership of shares with your ticket request, which you can obtain from your bank, broker or nominee.

Q:	Are there any shareholders who own more than 5% of the Company’s shares?

A:	According to filings made with the SEC, as of February 2012, Capital World Investors (“Capital World”), a division of Capital Research and Management Company, owns approximately 6.4% of the Company’s outstanding common stock; and BlackRock, Inc. owns approximately 5.75% of the Company’s outstanding common stock.

See, Security Ownership of Certain Beneficial Owners and Management on page 24 for more information.

Q:	When are the shareholder proposals due for the 2013 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement in accordance with the rules of the SEC, shareholder proposals must be submitted in writing to Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel, Merck & Co., Inc., WS3A-65, P.O. Box 100, Whitehouse Station, NJ 08889-0100 and received at this address by December 13, 2012.

Under provisions of our By-Laws, in order for a shareholder to present a proposal or other business for consideration by our shareholders at the 2013 Annual Meeting of Shareholders, the Secretary of the Company must receive by January 22, 2013 a written notice containing the following information: (a) the name and address of the shareholder who intends to present the business at the meeting of the shareholders, a brief description of the business intended to be presented, the reasons for conducting this business at the meeting and any material interest of the shareholder in the business; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote on the business at that meeting and intends to appear in person or by proxy at the meeting to present the business specified in the notice; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) with respect to the business to be presented; and (d) such other information regarding the business to be presented as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such business been presented, or intended to be presented, by the Board of Directors. This notice requirement does not apply to shareholder proposals properly submitted for inclusion in our proxy statement in accordance with the rules of the SEC and shareholder nominations of director candidates which must comply with the notice provisions of our By-Laws described beginning on page 20.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Phoenix Advisor Partners, LLC has been hired by the Company to assist in the distribution of these proxy materials and solicitation of votes for $16,500, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies by telephone or in-person meetings. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the shareholders.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/leadership for the following information:

•	Restated Certificate of Incorporation of Merck & Co., Inc.;

•	By-Laws of Merck & Co., Inc.;

•	Policies of the Board—a statement of Merck’s corporate governance principles;

•

Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee;

•	Shareholder Communications with the Board; and

•	Merck Code of Conduct—Our Values and Standards.

For information on how to contact the Board of Directors, you may go directly to www.merck.com/contact.

PROPOSAL 1.    ELECTION OF DIRECTORS

Twelve directors are to be elected by shareholders at this Annual Meeting for terms expiring at the 2013 Annual Meeting of Shareholders. The Board has recommended as nominees for election, Mr. Leslie A. Brun, Dr. Thomas R. Cech, Mr. Kenneth C. Frazier, Mr. Thomas H. Glocer, Mr. William B. Harrison, Jr., Mr. C. Robert Kidder, Ms. Rochelle B. Lazarus, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Dr. Craig B. Thompson, Mr. Wendell P. Weeks and Mr. Peter C. Wendell. Dr. William N. Kelley and Ms. Anne M. Tatlock will retire from the Board at the Annual Meeting in accordance with the retirement policy for the Board of Directors.

Information on the nominees follows.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Nominees for Director

Leslie A. Brun Age—59 2008

Chairman and Chief Executive Officer, Sarr Group, LLC since March 2006, prior to which he was Chairman Emeritus of Hamilton Lane from 2003 to March 2006.

Non-Executive Chairman of the Board, Automatic Data Processing, Inc. since 2003 (global provider of business outsourcing solutions) and Broadridge Financial Solutions, Inc. since 2011 (investment consulting service provider); Director, NXT Capital, Inc. (a private financing solutions company); Member, Council on Foreign Relations. Mr. Brun was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2008 to November 2009.

In deciding to nominate Mr. Brun, the Board considered his extensive finance, management, investment banking, commercial banking and financial advisory experience, as well as his track record of achievement and sound judgment as demonstrated by his history as the Chairman and CEO of Sarr Group LLC (investment holding company), and former Chairman Emeritus, Chairman and founder of Hamilton Lane (a leading advisory and management firm). Mr. Brun’s depth of financial expertise is also demonstrated by his experience as a Managing Director and co-founder of the investment banking group of Fidelity Bank, Vice President in the Corporate Finance Division of E.F. Hutton & Co., Vice President of Lloyds International Corporation and Assistant Vice President and Chief Credit Officer of Chemical Bank in Seoul. In addition, his directorships at other public companies, including serving on the audit committee of Automatic Data Processing Inc., provide him with broad experience on governance issues facing public companies.

Thomas R. Cech, Ph.D. Age—64 2009

Investigator, Howard Hughes Medical Institute, and President from January 2000 to March 2009; Faculty, University of Colorado since 1978.

Trustee, Grinnell College; Member, National Academy of Sciences. Dr. Cech was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from May to November 2009.

In deciding to nominate Dr. Cech, the Board considered his extensive scientific expertise relevant to the pharmaceutical industry, including being a Nobel Prize winning chemist and a Professor at the University of Colorado. In addition, his role as the former President of the Howard Hughes Medical Institute provides Dr. Cech with extensive managerial experience with direct relevance to scientific research.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Kenneth C. Frazier Age—57 2011

Chairman since December 2011, President since May 2010, and Chief Executive Officer since January 2011, Merck & Co., Inc. Mr. Frazier previously served as Executive Vice President and President, Global Human Health of the Company (since November 2009) and Merck Sharp & Dohme Corp. (2007 to 2009).

Director, Exxon Mobil Corporation, The Pennsylvania State University and Cornerstone Christian Academy in Philadelphia, P.A.; Member, Council on Foreign Relations, the Council of the American Law Institute and the American Bar Association. Mr. Frazier also served as Executive Vice President and General Counsel (November 2006 to August 2007), and Senior Vice President and General Counsel (December 1999 to November 2006) of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.).

In deciding to nominate Mr. Frazier, the Board considered Mr. Frazier’s broad managerial and operational expertise and deep institutional knowledge, as well as his track record of achievement, integrity and sound judgment demonstrated throughout his career with Merck & Co., Inc., Merck Sharp & Dohme Corp. and prior to joining Merck.

Thomas H. Glocer Age—52 2007

Retired Chief Executive Officer, Thomson Reuters Corporation from April 2008 to December 2011, prior to which he was Chief Executive Officer of Reuters Group PLC from July 2001 to April 2008.

Director, Partnership for New York City and Council on Foreign Relations; Member, International Business Council of the World Economic Forum, President’s Council on International Activities at Yale University, European Business Leaders Council, International Advisory Board of British American Business Inc., Madison Council of the Library of Congress, The Business Council, Advisory Board of the Judge Institute of Management at Cambridge University and the Columbia College Board of Visitors. Mr. Glocer was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009, Reuters Group PLC from 2000 to 2008 and Thomson Reuters Corporation from 2008 to 2011.

In deciding to nominate Mr. Glocer, the Board considered his extensive management, operational and international business expertise, and his track record of achievement and sound judgment as demonstrated by his history as the CEO and a director at Thomson Reuters Corporation (information and services company for businesses and professionals).

William B. Harrison, Jr. Age—68 1999

Retired Chairman of the Board, JPMorgan Chase & Co., since December 31, 2006, prior to which he was Chairman from November 2001 and Chief Executive Officer from December 2000 until December 2005.

Chairman, Cadence Bancorp LLC (formerly Community Bancorp LLC) since 2010 (bank holding company); Director, Aurora Capital Group since 2007 (private equity firm), Cousins Properties Incorporated since 2006 (diversified development company), Lincoln Center for the Performing Arts since 2006, RecoverCare LLC since 2009 (healthcare company) and The University of North Carolina Endowment Fund; Member, The Business Council, Board of Overseers of Memorial Sloan-Kettering Cancer Center and the National September 11 Memorial Museum Foundation. Mr. Harrison was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 1999 to November 2009.

In deciding to nominate Mr. Harrison, the Board considered his extensive management, operational, financial and investment banking experience as well as his track record of achievement and sound judgment as demonstrated by his tenure as Chairman and CEO of JPMorgan Chase & Co. (financial services company). In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

C. Robert Kidder Age—67 2005

Former Chairman and Chief Executive Officer, 3Stone Advisors LLC from August 2006 to April 2011. Mr. Kidder was a Principal of Stonehenge Partners, Inc. from April 2004 to July 2006.

Director, Morgan Stanley since 1994 (investment bank) and Microvi Biotech Inc. since 2008 (water filtration company); Board of Trustees, Nationwide Children’s Hospital (Columbus) since 1998, Ohio University since 2003 and Wexner Center Foundation since 1999. Mr. Kidder was Chairman of the Board of Directors, Chrysler Group LLC from 2009 to 2011.

In deciding to nominate Mr. Kidder, the Board considered his extensive management, operational and financial expertise as well as his track record of achievement and sound judgment as demonstrated by his history as the Chairman and CEO of 3Stone Advisors LLC (private investment firm), former Principal of Stonehenge Partners, Inc. (private investment firm), former Chairman and CEO of Duracell International Inc. (battery manufacturer) and former Chairman and CEO of Borden Chemicals, Inc. (specialty chemicals company). In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Rochelle B. Lazarus Age—64 2004

Chairman, Ogilvy & Mather Worldwide, since January 1, 2009, prior to which she was Chairman and Chief Executive Officer from 1996 to 2008.

Director, General Electric since 2000 (diversified technology, media and financial services company), Partnership for New York City and World Wildlife Fund. Trustee, New York Presbyterian Hospital since 1995, American Museum of Natural History since 2003 and Lincoln Center for the Performing Arts. Member, Board of Overseers, Columbia Business School since 1993, The Business Council, Council on Foreign Relations, and President’s Council on International Activities at Yale University. Ms. Lazarus was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to November 2009.

In deciding to nominate Ms. Lazarus, the Board considered her extensive management, marketing and communications expertise as well as her track record of achievement and sound judgment as demonstrated by her history as the Chairman and former CEO of Ogilvy & Mather Worldwide (global advertising and marketing communication company). Her role as Trustee of New York Presbyterian Hospital has enabled her to obtain experience in overseeing the management of medical providers, a key stakeholder of the Company. In addition, her experience as the Chair of the Nominating and Corporate Governance Committee of General Electric provides her with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Carlos E. Represas Age—66 2009

Retired Executive Vice President—Head of the Americas, Nestlé, S.A., Switzerland from 1994 to 2004.

Retired Chairman, Nestlé Group Mexico, from 1983 to 2010. Non-Executive Chairman, Bombardier Latin America since 2012. Director, Bombardier Inc. since 2004 (aerospace & transportation company), Swiss Re Group and Swiss Re America Holding Corporation since 2010 (reinsurance and insurance companies); Board Member, Mexican Health Foundation since 1985 (not-for-profit private organization); Chairman of the Board of Trustees, National Institute of Genomic Medicine, Ministry of Health, Mexico since 2004; Member, Latin America Business Council and the Dean’s Advisory Board, Harvard School of Public Health. Mr. Represas was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from February to November 2009 and served on the board of Vitro S.A.B. de C.V. from 1998 to 2008 (glass manufacturing company).

In deciding to nominate Mr. Represas, the Board considered his extensive management, operational and international business experience as well as his track record of achievement and sound judgment as demonstrated by his tenures as the Chairman, CEO and President of Nestlé Group Mexico (nutrition, health and wellness company) and Executive Vice President—Head of the Americas, Nestlé S.A., (nutrition, health and wellness company). Mr. Represas worked for Nestlé for 36 years in the United States, Brazil, Spain, Ecuador, Venezuela, Mexico and Switzerland. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Patricia F. Russo Age—59 1995

Retired Chief Executive Officer and Director, Alcatel-Lucent from December 2006 through September 2008. Ms. Russo served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc. until its merger with Alcatel.

Director, Alcoa Inc. since 2008 (leading producer and manager of aluminum), Hewlett-Packard Company since 2011 (a technology company) and Lead Director, General Motors Company since 2009 (auto manufacturer); Chairman, Partnership For a Drug-Free America since 2010; Member, The Business Council, The Economic Club of New York and The Conference Board.

In deciding to nominate Ms. Russo, the Board considered her extensive management, operational, international business and financial expertise as well as her track record of achievement and sound judgment as demonstrated by her history as the former CEO and a director of Alcatel-Lucent (communications company) and Lucent Technologies (communications company). In addition, her directorships at other public companies provide her with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Craig B. Thompson, M.D. Age—58 2008

President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since November 2010. Dr. Thompson was Professor of Medicine at the University of Pennsylvania School of Medicine from July 1999 to November 2011 and Director of the Abramson Cancer Center from 2006 to November 2010.

Director, American Association for Cancer Research; Fellow, American Academy of Arts and Sciences; Member, Medical Advisory Board of the Howard Hughes Medical Institute and The National Academy of Sciences and its Institute of Medicine.

In deciding to nominate Dr. Thompson, the Board considered his extensive scientific and medical expertise relevant to the pharmaceutical industry and the Company’s research focus including his positions as President and CEO of Memorial Sloan-Kettering Cancer Center and past experience as a Professor of Medicine at the University of Pennsylvania School of Medicine, Director of the Abramson Cancer Center and Associate Vice President for Cancer Services of the University of Pennsylvania Health System.

Wendell P. Weeks Age—52 2004

President since December 2010 and Chairman and Chief Executive Officer, Corning Incorporated, since April 2007, prior to which he was President and Chief Executive Officer from April 2005 to April 2007, and President and Chief Operating Officer from April 2002 to April 2005.

Director, Corning Incorporated since 2000; Trustee, Lehigh University since 2006. Mr. Weeks was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to November 2009.

In deciding to nominate Mr. Weeks, the Board considered his extensive management, commercial, operational and financial expertise as well as his track record of achievement and sound judgment as demonstrated by history at Corning Incorporated (technology company in the telecommunications, information display and advanced materials industries) which he joined in 1983 and where he served as Vice President and Deputy General Manager of the Telecommunications Products division in 1995, Vice President and General Manager in 1996, Senior Vice President in 1997, Senior Vice President of Opto-Electronics in 1998, Executive Vice President in 1999, President, Corning Optical Communications in 2001, President and Chief Operating Officer of Corning in 2002, and President and CEO in 2005. He became Chairman and CEO of Corning Incorporated in April of 2007 and President in December 2010.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Peter C. Wendell Age—61 2003

Managing Director, Sierra Ventures for more than five years; Senior Advisor and Director, WestBridge Crossover Fund, LLC; Retired Chairman and Director, Princeton University Investment Co. since June 30, 2008, prior to which he was Chairman from July 1, 2003 and Director from July 1, 1998. Faculty, Stanford University Graduate School of Business since July 1, 1990.

Charter Trustee Emeritus and Board officer, Princeton University; Mr. Wendell was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2003 to November 2009.

In deciding to nominate Mr. Wendell, the Board considered his extensive management, financial and venture capital expertise as demonstrated by his history as a Managing Director and the CFO of Sierra Ventures (technology-oriented venture capital firm with an ownership stake in more than 50 companies), his status as a Lecturer in strategic management at the Stanford University Graduate School of Business for the past 20 years, and his former Chairmanship of the $16 billion Princeton University endowment.

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board has the legal responsibility for overseeing the affairs of the Company and for the overall performance of the Company. The Board selects and oversees senior management, who are charged by the Board with conducting the daily business of the Company.

The Board has adopted corporate governance principles (the “Policies of the Board”), which, in conjunction with our Restated Certificate of Incorporation, By-Laws and Board committee charters, form the governance framework for the Board and its Committees. Among the areas addressed by the Policies of the Board are Philosophy and functions of the Board, Composition of the Board including Lead Director responsibilities, Qualifications of Members, Assessment of the Board, Board committee responsibilities, director transition and retirement, service on other boards, director compensation, stock ownership guidelines, Chairmanship of Meetings, Director Orientation and Continuing Education, Incumbent Director Resignation and Related Person Transactions. From time to time, the Board revises the Policies of the Board in response to changing regulatory requirements, evolving best practices, and the perspectives of our shareholders and other constituents. The Policies of the Board are available on our web site at www.merck.com/about/leadership.

Board’s Role in Strategic Planning

In connection with its responsibility for overseeing the affairs of the Company, the Board of Directors has an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management will set aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance will include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities will be developed to effectuate the Company’s long-range plan. Some of the priorities will be short-term in focus; others will be based on longer-term planning horizons. Senior management will review the conclusions reached at its summer meeting with the Board at one or more meetings that will usually occur in the fall. These meetings will be focused on corporate strategy and will involve both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, in the fall or winter, the Board typically reviews the Company’s overall annual performance and considers the following year’s operating budget and capital plan. In this time period, the Board also usually finalizes specific criteria against which the Company’s performance will be evaluated for the following year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion. These time frames are flexible, however, and the Board adjusts its meeting agendas and plans to reflect business priorities and developments.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Independence of Directors

The Policies of the Board require that a substantial majority of the members of the Board of Directors be independent members. In making independence determinations, the Board observes all criteria for independence established by the SEC and the New York Stock Exchange (“NYSE”). The Board considers all relevant facts and circumstances in making an independence determination. To be considered independent, an outside director must meet the bright line independence tests established by the NYSE and the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders.

Categorical Independence Standards

As contemplated by the NYSE rules, the Board has adopted categorical standards as part of the Policies of the Board to assist it in making independence determinations. The standards as set forth in the Policies of the Board are available on our website at www.merck.com/about/leadership. In accordance with the NYSE rules, independence determinations under the categorical standards will be based upon a director’s relationships with the Company during the three years preceding the determination. The categorical standards provide that the following will not be considered material relationships that would impact a director’s independence:

1.	The director is an executive officer or employee or any member of his or her immediate family is an executive officer of another organization that does business with the Company, and the annual payments to or payments received from that organization during any single fiscal year during the evaluation period are less than the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

2.	The director or any member of his or her immediate family serves as an executive officer of a charitable, educational or other non-profit organization that receives contributions from the Company or The Merck Company Foundation in a single fiscal year of less than the greater of $1 million or 2% of that organization’s annual consolidated gross revenues during its last completed fiscal year. The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.

3.	Subject to standard 11 below, the director is a director or trustee, but not an executive officer nor employee, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s external auditor) that does business with, or receives charitable contributions from, the Company.

4.	More than three years have elapsed since:

a.	the director was an employee of the Company, or

b.	an immediate family member of the director was an executive officer of the Company, or

c.	an executive officer of the Company served on the board of directors of a company that employs or employed the director, or an immediate family member of the director, as an executive officer.

5.	An immediate family member is or has been an employee of the Company, provided that such family member is not, and has not been for a period of at least three years, an executive officer of the Company.

6.	Subject to standard 8 below, the director does not receive more than $120,000 annually in direct compensation from the Company, other than through retainers, meeting fees, deferred compensation for prior services (provided that such compensation is not contingent in any way on continued service) and an annual stock option grant provided as the Company’s annual compensation to all Directors pursuant to the Non-Employee Directors Stock Option Plan, as amended and restated from time to time.

7.	No immediate family member of the director receives more than $120,000 per year in direct compensation from the Company.

8.	In the case of Audit Committee members, no immediate family member receives direct compensation or other fees from the Company and the Audit Committee members otherwise meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

9.	Neither the director nor his or her immediate family members serves as a paid consultant or advisor to the Company or to an executive officer of the Company.

10.	The director or any member of his or her immediate family holds less than a 10% interest in any other organization that has a relationship with the Company.

11.	With respect to the Company’s independent external auditors:

a.	The director is not a current partner nor employee of the external auditor, and

b.	No immediate family member is a current partner of the external auditor nor an employee of the external auditor who personally works on the Company’s audit, and

c.	Within the past three years, neither the director nor an immediate family member of the director was a partner or an employee of the external auditor and personally worked on the Company’s audit during that time.

The Board, through its Committee on Corporate Governance, reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Independence Determinations

In accordance with the NYSE Corporate Governance Listing Standards and the categorical standards set forth above, the Board reviewed all relationships between the Company and each director and director nominee and has determined that, with the exception of Kenneth C. Frazier, who is a Company employee and Richard T. Clark, who was a Company employee until December 1, 2011, each non-management director (Leslie A. Brun, Thomas R. Cech, Thomas H. Glocer, Steven F. Goldstone, William B. Harrison, Jr., Harry R. Jacobson, William N. Kelley, C. Robert Kidder, Rochelle B. Lazarus, Carlos E. Represas, Patricia F. Russo, Thomas E. Shenk, Anne M. Tatlock, Craig B. Thompson, Wendell P. Weeks and Peter C. Wendell) has only immaterial relationships with the Company, and accordingly each is, independent under these standards. The Board has also determined that each member of the Audit Committee, the Committee on Corporate Governance, and the Compensation and Benefits Committee is independent within the meaning of the NYSE listing standards and rules of the SEC.

In making these determinations, the Board considered relationships that exist between the Company and other organizations where each of the directors serves, and that in the ordinary course of business, transactions may occur between the Company and such organizations. The Board also evaluated whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Board examined payments for information, data and content services made by the Company to Thomson Reuters Corporation for which Mr. Glocer was the Chief Executive Officer until December 31, 2011, payments for research-related services made by the Company to Vanderbilt University, for which Dr. Jacobson served as an executive officer of the University in his position as Vice Chancellor, Health Affairs, and became Vice Chancellor, Health Affairs Emeritus in June 2009, and payments for advertising and marketing-related services made by the Company to Ogilvy & Mather Worldwide (“Ogilvy”), for which Ms. Lazarus serves as Chairman, and previously also served as Chief Executive Officer, as well as to WPP Group, plc, of which Ogilvy is a subsidiary and payments for manufacturing supplies and for expenses related to a research collaboration to Corning Incorporated for which Mr. Weeks serves as President, Chairman and Chief Executive Officer. The Board reviewed the transactions with each of these organizations and determined that they were made in the ordinary course of business, the directors had no role with respect to the Company’s decision to make any of the purchases and the aggregate amounts in each case were less than 1% of the consolidated gross revenues of the other organization and the Company. In addition, Dr. Cech, Dr. Kelley and Dr. Thompson are employed at medical institutions with which the Company engages in ordinary course of business transactions in the form of purchases and sales. The Board reviewed all transactions with each of these entities and determined that the directors had no role with respect to the Company’s decision to make any of the purchases or sales and the aggregate amounts in each case were less than 1% of the consolidated gross revenues of the other organization and the Company.

Board Leadership Structure

The Board of Directors is currently led by Kenneth C. Frazier, who serves as the Chairman of the Board, and by Mr. William B. Harrison, Jr., an independent director, who serves as the Board’s Lead Director in accordance with the Policies of the Board.

The duties and responsibilities of the Lead Director as set out in the Policies of the Board include:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board;

•	Serving as the principal liaison on board-wide issues between the independent members of the Board and the Chairman of the Board;

•	Approving meeting agendas for the Board and conferring with management on the supporting material to be sent to the Board for meetings;

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	The authority to call meetings of the independent members of the Board;

•	Being available for consultation and direct communication with major stockholders, as appropriate;

•	Serving as a liaison between the Board and stockholders on investor matters.

The Board of Directors has six standing committees, each of which is comprised solely of independent directors and is led by an independent chair. The role of these committees is described beginning on page 19.

The Board believes that the Company and its shareholders are well-served by the Board’s current leadership structure, having an independent Lead Director vested with key duties and responsibilities and six independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Chairman and Chief Executive Officer and the rest of our management team.

Risk Oversight

The Board of Directors has two primary methods of overseeing risk. The first method is through its Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board committees.

The Board of Directors established the ERM process to ensure a complete company-wide approach to risk over five distinct but overlapping core areas:

1.	Strategy (Macro risks which may impact our ability to achieve long-term business objectives);

2.	Operations (Risks in operations which may impact our ability to achieve business objectives);

3.	Compliance (Risks related to compliance with laws, regulations and Company policies);

4.	Reporting (Risks to maintaining accurate financial statements and timely, complete financial disclosures); and

5.	Reputation and Responsibility (Risks which may impact our reputation or the well-being of the Company or its employees).

The goal of the ERM process is to provide an ongoing process, effected at all levels of the Company across each business unit and corporate function, to identify and assess risk, and to monitor risk and agreed-upon mitigating action. Where the ERM process identifies a material risk, it will be elevated through the CEO, Executive Committee and Chief Strategy Officer to the full Board of Directors for its consideration.

The Audit Committee will periodically review the ERM process to ensure that it is robust and functioning effectively.

In addition to the ERM process, each committee of the Board oversees specific areas of risk relevant to the committee through direct interactions with the CEO, members of the Executive Committee and the heads of business units and corporate functions. For instance, the Audit Committee oversees risk relating to Finance, IT, Business Integrity and Sarbanes-Oxley reporting through its interactions with the CFO, Controller, and Head of Internal Audit. A committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board.

The separate ERM process and Board committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board on both a Company-wide approach and through specific areas of competency.

Related Person Transactions

Related Person Transaction Policy

The Board of Directors has adopted a policy (the “Policy”) governing the review and approval of any transactions that Company management determines would be required to be publicly disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”).

The Policy requires that related person transactions, and any material amendments or modifications to such transactions shall be subject to review, approval or ratification by the Board, or a committee of the Board, and monitoring in accordance with the standards set forth below. The Policy is administered by the Committee on Corporate Governance and is contained in the Policies of the Board.

The following process and guidelines are followed by the Committee on Corporate Governance in determining whether to approve a related person transaction:

•

Company management is responsible for identifying transactions that are or would be related person transactions requiring review under this Policy through annual submission of and any interim update to Director and Officer questionnaires (“D&O Questionnaire”) or conflict of interest certifications, review of existing or proposed transactions with any shareholders owning five percent or greater of the Company’s outstanding common stock as of the date upon which we received notice of such party’s status as a related person, and through other disclosures to and reviews by management. Management is required to provide the Committee on Corporate Governance all material information relevant to all related person transactions, with the exception of related person transactions that are excluded from the reporting requirements under Item 404(a), which shall not be subject to review, approval or ratification by the Committee on Corporate Governance pursuant to this policy.

•	Charitable contributions, grants or endowments by the Company to a university or other academic institution at which a related person’s only interest is as a professor of such university or other academic institution and the aggregate amount involved does not exceed 0.5% of the recipient organization’s total annual revenues shall be deemed pre-approved pursuant to this policy. Notwithstanding the foregoing, a charitable contribution, grant or endowment shall not be deemed pre-approved where the related person has any role in the proposal or review of the contribution, grant or endowment or will specifically benefit from it personally or professionally.

•

The members of the Committee on Corporate Governance review the material facts of related person transactions, and the disinterested members of the Committee shall either approve or disapprove of the transactions. The Committee only approves the transaction(s) if it determines that such transaction(s) is fair and reasonable. If advance approval by the Committee is not feasible, then the related person transaction is considered and, if the Committee determines it be appropriate, ratified by the disinterested members of the Committee. If after considering the relevant facts and circumstances in connection with such transaction, the Committee determines that it cannot ratify the related person transaction, then the Committee takes such course of action as it deems appropriate under the circumstances.

•

As necessary, the Committee reviews approved (including pre-approved) or ratified related person transactions throughout the duration of the term of the transaction, but no less than annually, to ensure that such transaction remains fair and reasonable.

•

In determining whether a related person transaction is fair and reasonable, the Committee considers all relevant factors, including as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those generally available to an unaffiliated third party under the same or similar circumstances; (iv) the extent of the related person’s interest in the transaction; (v) the potential for the transaction to lead to an actual or apparent conflict of interest; and (vi) the impact on a director’s independence in the event the related person is a director or director nominee, an immediate family member of a director or director nominee, or an entity in which a director or director nominee is a partner, shareholder or executive officer.

Certain Related Person Transactions

Each director, director nominee and executive officer of Merck annually completes and submits to the Company a D&O Questionnaire. The D&O Questionnaire requests, among other things, information regarding whether any director, director nominee, executive officer or their immediate family members had an interest in any transaction, or proposed transaction, with Merck, or has a relationship with a company which had or proposes to enter into such a transaction.

After review of the D&O Questionnaires by the Office of the Secretary, the responses are collected, summarized and distributed to responsible areas within the Company to identify any potential transactions. All relevant relationships and any transactions, along with payables and receivables, are compiled for each person and affiliation. Management submits a report of the affiliations, relationships, transactions and appropriate supplemental information to the Board’s Committee on Corporate Governance, which is comprised of independent directors, for its review.

Upon review by the Committee on Corporate Governance of the report of related person transactions, no transactions concerning our directors, executive officers or immediate family members of these individuals require disclosure under Item 404(a).

Board Committees

The Board of Directors has six standing committees, each of which is comprised solely of independent Directors: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee. In addition, the Board from time to time establishes special purpose committees.

Members of the individual standing committees, as of April 1, 2012, are named below:

Audit	Corporate Governance	Compensation and Benefits	Finance	Public Policy and Social Responsibility	Research
L. A. Brun (*)	T. H. Glocer	T. H. Glocer	L. A. Brun	H. R. Jacobson	T. R. Cech
T. R. Cech	W. B. Harrison, Jr.(*)	S. F. Goldstone	C. R. Kidder	R. B. Lazarus (*)	H. R. Jacobson
S. F. Goldstone	A. M. Tatlock	W. B. Harrison, Jr.	R. B. Lazarus	C. E. Represas	W. N. Kelley (*)
C. R. Kidder	C. B. Thompson	W. N. Kelley	W. P. Weeks (*)	P. F. Russo	C. B. Thompson
C. E. Represas	W. P. Weeks	P. F. Russo			P. C. Wendell
A. M. Tatlock (*)
P. C. Wendell

(*)	Chairperson

The Audit Committee is governed by a Board-approved charter that contains, among other things, the Audit Committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee also oversees the ERM process. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 64 of this proxy statement and the approval of the annual internal audit plan as executed by the Internal Audit organization. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under Shareholder Communications with the Board on page 23 of this proxy statement. The Audit Committee’s Report is included on page 64 of this proxy statement and the Audit Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

Financial Expert on Audit Committee:    The Board has determined that Mr. Leslie A. Brun, who currently is the Chairman and Chief Executive Officer of Sarr Group, LLC (an investment holding company), is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Brun’s level of knowledge and experience based on a number of factors, including his formal education, extensive finance, management, investment banking, commercial banking and financial advisory experience, as well as his track record of achievement and sound judgment as demonstrated by his service as the Chairman and CEO of Sarr Group LLC, and former Chairman Emeritus, Chairman and founder of Hamilton Lane (a leading advisory and management firm). Mr. Brun’s depth of financial expertise is also demonstrated by his experience as a Managing Director and co-founder of the investment banking group of Fidelity Bank, Vice President in the Corporate Finance Division of E.F. Hutton & Co., Vice President of Lloyds International Corporation and Assistant Vice President and Chief Credit Officer of Chemical Bank in Seoul, Korea.

The Committee on Corporate Governance considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee on Corporate Governance assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee on Corporate Governance also acts as a screening and nominating committee for candidates considered for nomination by the Board for election as directors. In this capacity, it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee on Corporate Governance evaluates prospective nominees identified on its own initiative as well as candidates referred or recommended to it by Board members, management, shareholders or search consultants. The Committee on Corporate Governance uses the same criteria for evaluating candidates recommended by shareholders in accordance with the procedures outlined below as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a proposed or recommended candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement in an area of relevance to the Company; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. In addition, while the Committee on Corporate Governance does not have a formal diversity policy, diversity is a factor considered when identifying prospective nominees. Nominees are selected so that the Board of Directors represents a diversity of expertise in areas needed to foster the Company’s business success, including science, finance, operations, manufacturing, commercial activities, marketing, international business, and governance. In addition, nominees are selected so that the Board of Directors represents a diversity of personal characteristics, including gender, race, ethnic origin and national background. When identifying potential candidates, the Committee on Corporate Governance retained independent search firms to assist in identifying candidates that reflected these diversity objectives and it is expected that the current Committee on Corporate Governance will continue this practice as necessary. Evaluation of proposed or recommended candidates occurs on the basis of materials submitted by or on behalf of the proposed or recommended candidate. If a proposed or recommended candidate continues to be of interest to the Committee on Corporate Governance, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews. As explained on page 3, the Committee on Corporate Governance also oversees the Board’s Incumbent Director Resignation Policy.

In addition to being able to recommend candidates for nomination by the Board, shareholders may themselves nominate a candidate or candidates for election as directors. For a shareholder to nominate a candidate or candidates for election as a director at the 2013, Annual Meeting, the shareholder must deliver to the Secretary of the Company by January 22, 2013 a written notice of the shareholder’s intention to nominate the candidate or candidates. As set forth in our By-Laws, the notice of nomination must contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by shareholders at this Annual Meeting.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines, are available on our website www.merck.com/about/leadership.

The Compensation and Benefits Committee in general:

•	Establishes and maintains a competitive, fair and equitable compensation and benefits policy designed to attract, retain and motivate executives on behalf of the Company;

•	Discharges the Board’s responsibilities for compensating our executives;

•	Oversees and monitors

•	competence and qualifications of our senior management,

•	senior management succession,

•	soundness of the organizational structure, and

•	other related matters necessary to ensure the effective management of the business; and

•	Reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in our proxy statement.

More specifically, the Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, and non-equity and equity incentive plan compensation—of the Chairman and Chief Executive Officer (“CEO”) and other executive officers; evaluates their performance against these goals and objectives; and, based on this evaluation, sets their target total direct compensation and determines payouts under our variable compensation plans. The details of the processes and procedures involved are described in the CD&A beginning on page 26. The independent members of the full Board ultimately make the final decisions regarding the Chairman and CEO’s total direct compensation.

The Compensation and Benefits Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

The Compensation and Benefits Committee Report is included on page 40 of this proxy statement.

Role of Compensation Consultants.    The Compensation and Benefits Committee retains the services of a compensation consultant to serve as an objective third-party advisor on the reasonableness of compensation levels and on the appropriateness of the compensation program structure in supporting our business strategy and human resource objectives. Since 2008, the Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant.

Cook’s work is performed directly on behalf of the Compensation and Benefits Committee, working in cooperation with management, to assist the Committee with executing its responsibilities. Cook provided no other services to the Company, other than occasional non-material assistance to the Human Resources staff related to Cook’s compensation committee-related duties.

In future years, if the Committee’s compensation consultant provides significant services to us that could reasonably be seen to affect the compensation consultant’s independence, we plan to disclose in our proxy materials:

•	The nature of those services, and

•	Fees paid for such services.

During 2011, Cook supported the Committee by:

•	Reviewing our competitive market data with respect to the CEO’s and senior executives’ compensation;

•	Reviewing and providing input on our considerations for our short-term and long-term incentive program designs;

•	Providing information on executive compensation trends, as requested;

•	Assisting in determining Chairman and CEO target total direct compensation and payouts under the Executive Incentive Plan;

•	Reviewing our supplemental peer group to use as a reference for other compensation-related practices; and

•	Providing competitive data to set our annual long-term incentive share usage and cost budget.

Since 2010, the Company’s Human Resources department has retained Pay Governance LLC to provide various services pertaining to executive compensation. Pay Governance LLC had no direct role with the Compensation and Benefits Committee’s deliberations or decisions.

The Finance Committee considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, foreign exchange risk management policies, insurance programs, and financial transactions, as necessary. The Finance Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

The Committee on Public Policy and Social Responsibility advises the Board of Directors and management on company policies and practices that pertain to our responsibilities as a global corporate citizen, our obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and our commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect our business; reviews the positions and strategies that we pursue to influence public policy; monitors and evaluates our corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact our shareholders, customers, employees and communities in which we operate. The Committee on Public Policy and Social Responsibility Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

The Research Committee assists the Board in its oversight of matters pertaining to our strategies and operations for the research and development of pharmaceutical products and vaccines. The Research Committee identifies areas and activities that are critical to the success of our drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of our drug and vaccine discovery, development and licensing strategies and operations. The Research Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

Compensation Committee Interlocks and Insider Participation

Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. William N. Kelley, Ms. Patricia F. Russo, Ms. Anne M. Tatlock and Mr. Peter C. Wendell served on the Compensation and Benefits Committee during 2011. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2011.

Board and Board Committee Meetings

In 2011, the Board of Directors met six times. Board committees met as follows during 2011: Audit Committee, four times; Committee on Corporate Governance, seven times; Compensation and Benefits Committee, five times; Finance Committee, five times; Committee on Public Policy and Social Responsibility, three times; and the Research Committee, six times.

Non-management directors of the Company met in seven executive sessions in 2011. Mr. Harrison, Lead Director of the Board, presided over the executive sessions.

All Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

Under the Policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. Sixteen directors attended the 2011 Annual Meeting of Shareholders.

Shareholder Communications with the Board

Merck will forward all communications from shareholders and interested parties to the full Board, to the Lead Director, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that the Company engage in illegal activity;

•	communications that, under community standards, contain offensive or abusive content;

•	communications that have no relevance to the business or operations of the Company; and

•	mass mailings, solicitations and advertisements.

The Corporate Secretary, in consultation with the General Counsel, will determine when a communication is not to be forwarded.

Our acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

Shareholders and interested parties who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: Board of Directors, Merck & Co., Inc., P.O. Box 1150, Whitehouse Station, NJ 08889. Further information on communications to the Board can be found on our website at www.merck.com/contact.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct—Our Values and Standards, which is also available on our website noted above.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table; (c) all directors and executive officers as a group; and (d) each person or group known to us to own more than 5% of the outstanding shares of Merck common stock. Unless otherwise noted, the information is stated as of December 31, 2011 and the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Company Common Stock
	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options/Stock Units Exercisable/Distributable Within 60 Days (b)	Percent of Class	Phantom Stock Units (c)
Kenneth C. Frazier	195,546	(g)	1,135,684	*	—
Leslie A. Brun	100		4,998	*	12,171
Thomas R. Cech	600		1,666	*	8,093
Thomas H. Glocer	5,100		9,998	*	23,132
Steven F. Goldstone	1,000		9,998	*	22,401
William B. Harrison, Jr.	1,400		40,548	*	43,801
Harry R. Jacobson	4,034		9,998	*	10,563
William N. Kelley	4,311		40,548	*	70,716
C. Robert Kidder	10,339	(d)	1,666	*	6,792
Rochelle B. Lazarus	6,882	(d)	24,998	*	33,024
Carlos E. Represas	3,166	(d)	3,332	*	11,744
Patricia F. Russo	13,148		1,666	*	6,792
Anne M. Tatlock	1,113	(d)	40,548	*	45,762
Craig B. Thompson	3,352		1,666	*	6,792
Wendell P. Weeks	200	(d)	29,998	*	36,224
Peter C. Wendell	2,500		29,998	*	37,645
Richard T. Clark	257,656	(d)	2,427,044	*	124,023
Peter N. Kellogg	53,998	(h)	352,378	*	—
Peter S. Kim	165,288		1,107,903	*	40,707
Raul E. Kohan	75,629		377,813	*	41,647
Bruce N. Kuhlik	57,555		288,785	*	—
Adam H. Schechter	20,686	(d)	280,585	*	2,489
All Directors and Executive Officers as a Group	1,161,859		7,483,177	*	584,518
BlackRock, Inc.(e)	175,312,709			5.75%
Capital World(f)	195,693,450			6.40%

*	Less than 1% of the Company’s outstanding shares of common stock.

(a)	Includes equivalent shares of common stock held by the Trustee of the MSD Employee Savings and Security Plan and Schering-Plough Employees’ Savings Plan, as applicable, for the accounts of individuals as follows: Mr. Frazier—3,027 shares, Mr. Clark—3,379 shares, Dr. Kim—1,284 shares, Mr. Kohan—4,639; Mr. Schechter—3,723; and all directors and executive officers as a group—26,381 shares.

(b)	This column reflects the number of shares that could be acquired within 60 days of December 31, 2011 through the exercise of outstanding stock options or, for the executive officers only, the exercise of outstanding options and vesting of stock units.

(c)	Represents phantom shares denominated in Merck common stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck Deferral Program.

(d)	Includes shares of common stock in which the beneficial owners share voting and/or investment power as follows: 146,066 shares held in a trust for the benefit of Mr. Clark’s family; 1,022 shares held in a trust for the benefit of Mr. Kidder’s children; 1,757 shares held by Ms. Lazarus’ spouse and 530 shares held in a custodial account for Ms. Lazarus’ minor child; 2,666 shares held in a trust for the benefit of Mr. Represas’ family; 16,963 shares held in a trust for the benefit of Mr. Schechter’s family; 713 shares held by Ms. Tatlock’s spouse; and 100 shares held in a custodial account for Mr. Weeks’ minor child.

(e)	As reported on Schedule 13G (the “BlackRock filing”) filed with the SEC on February 13, 2012, and whose business address is 40 East 52nd Street, New York, NY 10022. According to the BlackRock filing, BlackRock, Inc. has the sole voting power and the sole dispositive power over 175,312,709 common shares.

(f)	As reported on Schedule 13G (the “Capital World filing”) filed with the SEC on February 10, 2012, and whose business address is 333 South Hope Street, Los Angeles, CA 90071. According to the Capital World filing, of the 195,693,450 shares of Merck common stock owned by Capital World, Capital World has the sole power to vote or direct the vote with respect to 145,293,450 shares and does not share voting power with respect to any other shares and Capital World has the sole power to dispose or direct the disposition of all 195,693,450 shares of Merck common stock owned by Capital World. The shares reported are held by Capital World in trust accounts for the economic benefit of the beneficiaries of those accounts.

(g)	Includes approximate $1,000,000 cash purchase of shares in August 2011.

(h)	Includes approximate $500,000 cash purchase of shares in August 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Although economic, regulatory and political challenges continued for the healthcare industry, we made significant strides driving our strategy, delivering top-line revenue and bottom-line earnings growth while reconfirming our long-term commitment to scientific and medical innovation. Our overall performance in 2011 confirms our ability to deliver strong operational results in the short-term while investing for growth over the longer term.

Specifically, during 2011, we:

•	Delivered non-GAAP EPS of $3.77, which was 10% higher than 2010 non-GAAP EPS and exceeded our internal targets;

•	Increased revenue by 4% over 2010;

•	Announced an 11% increase in the quarterly dividend;

•	Drove double-digit sales increases for key brands including, JANUVIA, SINGULAIR, ISENTRESS, JANUMET, GARDASIL, and ZOSTAVAX;

•

Gained approval for and launched several new products in key markets including VICTRELIS, our first in class drug to treat chronic hepatitis C, and a number of important medicines and vaccines in Japan;

•	Resolved the arbitration with Johnson & Johnson resulting in Merck retaining the majority of the value of the Company’s interest in REMICADE and SIMPONI.

•	Made significant investments in the emerging markets and generated more than $7 billion in pharmaceutical and vaccine revenues from those markets;

•

Made strong progress against merger-related synergy goal, achieving more than $2.9 billion annualized net savings since the merger between Merck & Co., Inc. and Schering-Plough Corporation on November 3, 2009 (the “Merger”);

•	Launched “Merck for Mothers,” our new initiative to help create a world where no woman has to die from preventable complications of pregnancy and childbirth;

•	Entered into more than 50 licensing and alliance agreements to better position the Company for future growth;

•	Generated approximately $10.7 billion in free cash flow; and

•	Drove a 10% increase in total shareholder return.

As a result of these and other accomplishments, we achieved above target performance against the 2011 Merck Company Scorecard, which determines annual incentive payouts to our Named Executive Officers. The 2011 Company Scorecard is described in more detail beginning on page 31.

In recent years, the Company and the Compensation and Benefits Committee of the Board of Directors (the “Committee”) have taken specific actions as described in the chart below, to strengthen senior management’s alignment with the interests of shareholders and ensure that compensation is supported by performance as measured by operational results and improvements in shareholder value.

•	Eliminated “golden parachute” excise tax gross-ups upon a change in control of the Company;

•	Provided that future equity awards will have a “double trigger” acceleration feature in the event of a change in control;

•

Decreased the percentage of long-term equity incentives to the Named Executive Officers that are granted in the form of time-vested restricted stock units from 30% to 20% (with the value reallocated to performance share units to strengthen the link between executive pay and our longer-term operating and stock price performance);

•	Beginning in 2012, eliminated time-vested restricted stock units as a form of compensation for our CEO;

•	Added a relative total shareholder return metric to performance share unit awards to further align the overall payout with our long-term stock price performance;

•	Provided that dividend equivalents on restricted stock units will be accrued and paid only if the award ultimately vests at the end of the restriction period (rather than paid currently);

•

Significantly reduced participation rates in the long-term incentive program and eliminated stock option grants below the executive level to reduce shareholder dilution, share usage and overhang rates and to better align with competitive practice;

•

Adopted value-based long-term incentive grant guidelines in lieu of fixed share guidelines to eliminate the impact of stock price volatility on our overall cost structure and to ensure that award levels are aligned with market rates and the Committee’s intended value for each participant;

•	Added a recapture or payback provision to our annual incentive and performance share unit awards;

•	Strengthened the stock ownership requirements for the Named Executive Officers; and

•	Eliminated reimbursement of monthly home security monitoring fees.

Merck’s Business Environment

The pharmaceutical industry is science-focused and driven by innovation. Other characteristics of the pharmaceutical industry include:

•	Enormous impact—drugs discovered through scientific innovation save and improve the quality of lives;

•

The inherently risky nature of the complex and dynamic science of human and animal health—even if every step of the discovery and development process is executed flawlessly, there is an ever-present risk of failure;

•	The need to achieve a balance between benefits and risks for every drug. Society’s increasing demand for innovation to cure illness is offset by society’s increasing awareness of and aversion to risk;

•	A highly regulated industry environment, including uncertainties in the political environment that impact the regulatory framework;

•	A lengthy 5-year to 15-year new drug cycle for research-based drug discovery and development;

•	The high and often unpredictable cost of drug discovery and development; and

•

The dynamics of the industry environment, which include intellectual property laws that evolve as governments change, competitive and reimbursement pressures, and regulatory/science developments, often limit the effective commercial life of a drug to a few years and put pressure on replenishing the product portfolio by successful research and development.

As a result of these challenges and complexities, we believe executives with certain specific, relevant skills and experience, including but not limited to pharmaceutical industry experience, are more likely to excel. At the same time, there is a small pool of superior executives with the desired relevant experience. These factors can complicate the process of attracting and retaining a top-performing management team with the right extensive industry and other experience. As such, our executive compensation program is designed to balance its attraction and retention objectives carefully with pay-for-performance objectives. Each element of the compensation program is structured to support these critical objectives and, as a whole, designed to ensure that we are able to retain the talent critical to our long-term success. Our executives are rewarded commensurate with the degree to which they are able to achieve our short- and long-term strategic and operational objectives and enhance shareholder value.

Detailed Discussion and Analysis

This Compensation Discussion and Analysis or “CD&A” describes the material elements of compensation for the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”).

Kenneth C. Frazier	Chairman, President and Chief Executive Officer
Peter N. Kellogg	Executive Vice President and Chief Financial Officer
Peter S. Kim, Ph.D	Executive Vice President and President, Merck Research Laboratories
Bruce N. Kuhlik	Executive Vice President and General Counsel
Adam H. Schechter	Executive Vice President and President, Global Human Health
Richard T. Clark	Chairman of the Board (retired on December 1, 2011)
Raul E. Kohan	Executive Vice President (separated on December 31, 2011)

The Committee makes all decisions on the total direct compensation (base salary, annual cash incentives, and long-term incentive awards) of our executive officers other than for the CEO. The Committee’s recommendations for the total direct compensation of the CEO are subject to approval by the Board of Directors. Additional details regarding the roles and responsibilities of the Committee are provided on page 21.

The Elements of 2011 Compensation

This section describes the elements of our Named Executive Officers’ 2011 compensation, which consisted of the following:

Direct Compensation	Indirect Compensation
• Base Salary • Annual Cash Incentive • Long-Term Equity Incentives	• Employee and Other Benefits

Under our executive compensation program, a significant portion (82%) of the Named Executive Officers’ annual target total direct compensation is tied directly to our operating performance and/or our stock price, as shown below:

Named Executive Officer 2011 Target Total Direct Compensation
	Base Salary	Annual Cash Incentive	Long-Term Equity Incentives
Average percentage of Named Executive Officer Target Total Direct Compensation for 2011	18%	20%	62%

Base Salary

The Committee, or in the case of the CEO, the full Board of Directors excluding the CEO, determines base salaries for the Named Executive Officers each year based on the following factors:

•	Evaluation of individual performance and expected future contributions;

•	Review of survey data to ensure competitive compensation against our pharmaceutical peer group (as described in more detail on page 38); and

•	Comparison of non-CEO executive officer base salaries to ensure reasonable internal equity.

In connection with Mr. Frazier’s election as CEO and Mr. Clark’s change in position to non-CEO Chairman effective January 1, 2011, the Board of Directors approved an annual base salary of $1.5 million for both.

In addition, as part of the annual total compensation management process applicable to all Merck salaried employees throughout the world, in early 2011, Mr. Frazier, along with Mr. Clark, recommended, and the Committee reviewed and approved base salary increases for the other Named Executive Officers as set forth in the table below:

Other Named Executive Officer 2011 Base Salary Adjustments
Named Executive Officer	Percentage Increase
P.N. Kellogg	2.00%
P.S. Kim	2.00%
B.N. Kuhlik	2.00%
A.H. Schechter	8.82%*

R.E. Kohan	2.00%

*	Includes an adjustment of 6.82 % to bring Mr. Schechter’s base salary more in line with the external market following his May 2010 promotion to President of our Global Human Health organization.

Annual Cash Incentive

The Named Executive Officers participate in the shareholder-approved Executive Incentive Plan (“EIP”). Award amounts under the EIP are determined based upon achievement of company performance measures as reflected by the Company Scorecard and individual performance against pre-established objectives. The EIP provides for an award fund of up to 2.5% of the Company’s adjusted net income. The CEO may receive a maximum award equal to 10% of the award fund, and the maximum award for other Named Executive Officers is equal to 90% of the award fund for that year divided by the number of participants other than the CEO.

For 2011, the maximum awards for the CEO and other Named Executive Officers were $29.3 and $16.5 million, respectively. Using a process commonly referred to as negative discretion, the maximum awards are adjusted down to the actual amounts paid to each Named Executive Officer.

2011 Merck Company Scorecard

Our company scorecard helps translate our strategic priorities into operational terms that outline how we will track and measure the achievement of our key objectives during the year. These measures focus on our ability to deliver results, both in the short- and long-term. We use a balanced scorecard as a framework to providing a holistic view of performance impacting shareholder value with appropriate emphasis on the following: (1) financial performance, (2) customer interactions and outcomes, (3) key internal business drivers and (4) company culture. As described in more detail below, these four elements, taken together, are intended to measure our progress and performance against both annual operating goals and critically important longer-term strategic drivers of sustainable value creation that are tied to our research and development processes and outcomes. We believe that if we are successful in each of these areas, the desired maximization of shareholder value will follow, both within the current year and over the longer term.

2011 Merck Company Scorecard
Scorecard Category	Description
Financial Outcomes	Maximizing shareholder value by growing (i) revenue; (ii) earnings; and (iii) pipeline value (as measured by the change in net present value of the pipeline and return on investment vs. plan).

Customer Outcomes

Becoming an industry leader in delivering value to patients and other customers as well as delivering products that address unmet medical needs and improve patient outcomes, as measured by:

(i)     the global marketing contribution of certain key products; and

(ii)    annual survey results measuring Merck’s performance in select markets, relative to peers, as the most trusted and valued company in helping healthcare providers assist their patients.

Internal Business Drivers

Delivering innovative and differentiated products; achieving merger priorities while remaining focused on results; streamlining processes and costs throughout Merck; and delivering strong growth in the emerging markets, as measured by:

(i)     net sales from new product launches;

(ii)    in-year synergy savings; and

(iii)  rate of revenue growth, relative to peers, in certain high priority markets.

People & Culture	Creating a high-performance, sustainable culture as measured by the results of our annual employee culture survey.

The Company Scorecard is calibrated such that results will range between 50% and 200% of the target award opportunity, commensurate with performance. The stretch (200%) and threshold (50%) goals are set to ensure our financial performance achieved in each scenario will cover the cost of the cash incentives. The Committee has discretion to adjust the results of individual measures to exclude charges or items from the measurement of performance relating to restructurings, discontinued operations, purchase accounting items, merger-related costs, extraordinary items and other unusual or nonrecurring charges and/or events. Similarly, the

Committee has the discretion to determine that no annual cash incentives be paid if it determines, on a qualitative basis, that overall performance on the Company Scorecard is too low. Moreover, the Company Scorecard achievements are also evaluated in the context of compliance and health and safety outcomes.

Impact of REMICADE/SIMPONI Arbitration on 2011 scorecard results. On April 15, 2011, Merck and Johnson & Johnson announced a settlement of the arbitration for REMICADE and SIMPONI. As part of the settlement, Merck relinquished, effective July 1, 2011, exclusive marketing rights for these products in markets representing approximately 30% of Merck’s 2010 revenue for these products. In addition, the profit split for the remaining territories was adjusted from the then current 58% to Merck and 42% to Centocor Ortho Biotech Inc. (“Centocor”) to 50% to Merck and 50% to Centocor.

The 2011 scorecard was established prior to the settlement with Johnson & Johnson and, accordingly, was based on the historic REMICADE/SIMPONI arrangement (both in terms of markets and profit split). As a result of the terms of the arbitration settlement, the Committee adjusted the 2011 Merck Company Scorecard result upward by 6.2 points to account for the unplanned impact of the settlement on the Company’s financial performance.

For 2011, the final Company score of 110.1 is reflected in the following table:

2011 Merck Company Scorecard Results
Category	Target Points	Earned Points
Financial Outcomes	50.0	65.4
Customer Outcomes	15.0	16.1
Internal Business Drivers	25.0	28.6
People & Culture	10.0	0.0

Total	100.0	110.1

Financial Outcomes: The Company earned above target points based on: (1) exceeding the planned non-GAAP EPS goal of $3.70; (2) above target pipeline growth (as measured by the change in net present value of the pipeline and return on investment vs. plan); and (3) exceeding the planned revenue goal of $48.9 billion (which includes 50% of revenue from joint venture sales).

Customer Outcomes: The Company earned above target points based on: (1) above target score on the Merck Trust & Value Survey; and (2) attainment of nearly 100% of the planned global marketing contribution from key products (product sales less cost of sales and expenses).

Internal Business Drivers: The Company earned above target points based on: (1) in-year synergy savings that exceeded planned targets; and (2) achieving target performance for the net sales from new product launches. However, the Company achieved below target performance on the relative rate of revenue growth in certain high-priority markets.

People & Culture: Based on the results of an employee survey, the Company failed to score any points in this category. To earn points, some improvement over 2010 scores was required. In a year of significant transformation, restructuring and change for our employees, scores decreased slightly on the areas of focus.

For more general information on the EIP, see “Narrative Information Relating to the Grants of Plan-Based Awards Table” starting on page 46.

2011 CEO Performance

Mr. Frazier’s award for 2011 reflects the achievement of the Company Scorecard objectives at 110.1% of target, the accomplishments described in the “Executive Summary” on page 26 and the Board of Directors’ assessment of his performance, leadership, planning and oversight during a time of continued economic, regulatory and political challenges for the healthcare industry.

2011 Other Named Executive Officer Performance

Mr. Kellogg’s award reflects his strong personal leadership and contributions to the achievement of our financial goals which included a 10% increase from 2010 non-GAAP EPS; the generation of strong cash flows and significant progress against merger-related synergy targets. Mr. Kellogg also provided key leadership to the Finance Committee of the Board in delivering Merck’s first dividend increase since 2004.

Dr. Kim’s award reflects the research division’s achievements during 2011, which included the approval of VICTRELIS, our first-in-class drug to treat chronic hepatitis C, and a number of important medicines and vaccines in Japan. Under Dr. Kim’s direction, the research division delivered above target growth of the pipeline, a key component of the Company Scorecard.

Mr. Kuhlik’s award reflects his considerable impact on Merck’s business during 2011, which included his leadership and counsel on a broad range of complex litigation matters and critical business transactions. Mr. Kuhlik also played an instrumental role in the development and launch of the Merck for Mothers initiative.

Mr. Schechter’s award reflects his strong leadership in driving year-over-year revenue growth of the pharmaceutical and vaccines business including double-digit sales increases for several key brands, continued growth in the emerging markets, and the successful launch of VICTRELIS, which significantly exceeded planned targets.

2011 Annual Incentive Payouts

The 2011 incentive pool was determined based on Company performance as reflected in the Company Scorecard. Individual performance determines the allocation of the pool for each executive officer.

In addition to the individual performance component, for each of the Named Executive Officers (other than the CEO), actual incentive payouts include an additional component which focuses on demonstrated performance against the Merck Leadership Behaviors. These seven Leadership Behaviors: (1) making rapid, disciplined decisions; (2) building talent; (3) acting with courage and candor; (4) demonstrating ethics and integrity; (5) fostering collaboration; (6) focusing on customers and patients; and (7) driving results, apply to every Merck employee and support the Company’s efforts to consistently perform with excellence, achieve our strategic plan and help create and sustain a high-performance culture. There is no separate Leadership Behavior category for the CEO because his leadership is evaluated by the Board as part of the individual performance component.

The table below shows the 2011 annual cash incentives calculated using the methodology described above. The total annual incentive paid to each Named Executive Officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the terms of his employment agreement and the EIP, Mr. Kohan received his target incentive based on his December 31, 2011 separation date which was not adjusted for company or individual performance. This payment is reflected as a termination-related payment in the “All Other Compensation” column of the Summary Compensation Table.

Named Executive Officer 2011 Annual Incentive Payments
	Annual Base Salary (as of 12/31/11) ($)	Targets		Actual
Named Executive Officer		Target Annual Cash Incentive % of Salary	Target Annual Cash Incentive ($)	Company Performance ($)	Individual / Leadership Component ($)	Total ($)
K.C. Frazier	$1,500,000	150%	$2,250,000	$2,477,250	$619,313	$3,096,563
P.N. Kellogg	958,980	95%	911,031	1,003,045	208,132	1,211,177
P.S. Kim	1,119,948	105%	1,175,945	1,294,716	—	1,294,716
B.N. Kuhlik	779,964	95%	740,966	815,803	216,188	1,031,991
A.H. Schechter	925,008	105%	971,258	1,069,355	283,380	1,352,735
R.T. Clark*	1,500,000	125%	1,875,000	1,892,344	n/a	1,892,344

*	Mr. Clark’s annual incentive was pro-rated based on his December 1, 2011 retirement from Merck and was not adjusted for individual performance, consistent with the treatment for retirees under the terms of the EIP.

Long-Term Equity Incentives

We provide long-term incentive (“LTI”) grants in the form of performance share units (“PSUs”), non-qualified stock options, and/or restricted stock units (“RSUs”) to certain employees, including the Named Executive Officers. This combination of stock-based incentives is intended to support important strategic, financial, and human resource objectives by (1) aligning the interests of management with shareholders by tying the value realized to changes in share price, (2) enhancing retention of key talent, and (3) encouraging management to achieve multi-year strategic and financial objectives. Together, these vehicles operate to ensure that our LTI program remains balanced, sustainable and supportive of its objectives over a multi-year period.

2011 LTI Grants

The Committee and, in the case of Mr. Frazier, the full Board of Directors (not including Mr. Frazier) determined the value of 2011 annual LTI grants for the Named Executive Officers based on consideration of competitive market data, the executive’s future potential contributions, sustained performance, degree of importance of their contributions to Merck, tenure and experience in the role, and skill set relative to industry peers and other executives of comparable level.

In connection with Mr. Frazier’s election as CEO, the Board of Directors set Mr. Frazier’s target LTI value at $7.5 million. The Board felt that this level was appropriate given Mr. Frazier’s expected future contributions.

The 2011 LTI grant values for the Named Executive Officers are shown in the following table. The number of shares associated with each award is set forth in the Grants of Plan-Based Awards table on page 45:

Named Executive Officer 2011 LTI Grant Values
Named Executive Officer	PSUs(1)	Stock Options(2)	RSUs(2)	Total LTI Value
K.C. Frazier	$3,000,015	$2,999,997	$1,499,984	$7,499,996
P.N. Kellogg	1,279,996	1,280,000	639,983	3,199,979
P.S. Kim	1,200,013	1,200,002	599,986	3,000,001
B.N. Kuhlik	720,014	719,998	360,006	1,800,018
A.H. Schechter	1,399,987	1,400,000	700,014	3,500,001
R.T. Clark	—	—	6,000,012	6,000,012
R.E. Kohan	400,015	400,001	199,983	999,999

(1)	The PSU values were calculated using the closing price on the grant date, March 31, 2011, which was $33.01. The 2011 PSU values shown in the Summary Compensation Table, beginning on page 41, and Grants of Plan-Based Awards table, beginning on page 45, will be different from what is shown above as the amounts in those tables are calculated pursuant to SEC disclosure rules.

(2)	The stock option values were calculated using the Black-Scholes value on the date of grant of $5.36 per share; RSU values were calculated using the closing price on the grant date, May 4, 2011, which was $36.56. Mr. Clark’s RSU value was calculated using the closing price on the grant date, February 8, 2011, which was $33.27. Stock options vest prorata on the first, second and third anniversaries of the grant date provided the executive remains employed through each vesting date. All RSUs vest on the third anniversary of the grant date provided the executive remains employed through that date.

PSU Program

Under the PSU program, executives are granted a target award opportunity at the beginning of a multi-year performance cycle that is denominated in units of Company stock and paid in actual shares. The number of shares that are ultimately earned varies based on performance against a pre-set objective or set of objectives. Since we began the PSU program in 2004, earnings per share (“EPS”) has been used as the performance measure for these awards. The Committee selected EPS as the performance measure because it incorporated aspects of growth, profitability and capital efficiency, all of which are critical to our long-term financial success. The performance period for outstanding PSUs, including those granted in 2011, is three years. No dividends or dividend equivalents are paid or accrued on PSUs. Failure to attain the minimum performance goal results in forfeiture of the shares applicable to the respective award opportunity. For more general information on the PSU program, see “Narrative Information Relating to the Grants of Plan-Based Awards Table” starting on page 46.

Payouts under the 2009-2011 PSU Award Cycle

For the 2009-2011 award cycle, preliminary payouts were determined based on the annual achievement of a pre-established EPS goal for each year during the performance period (2009, 2010 and 2011). For purposes of the award, EPS is defined as the Company’s diluted earnings per share adjusted to exclude charges or items from the measurement of performance relating to (1) restructurings, discontinued operations, purchase accounting items, merger-related costs, extraordinary items and other unusual or non-recurring charges and/or events; (2) an event either not directly related to Company operations or not reasonably within the control of Company management; and (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or other significant legislative changes.

Consistent with its approach for the 2011 Company Scorecard, the Committee made an upward adjustment to 2011 EPS of $0.08 to account for the unplanned impact of the REMICADE/SIMPONI settlement on the Company’s financial performance.

The table below shows the payout schedule for the 2009-2011 PSU award cycle.

Payout Schedule for 2009-2011 PSU Award Cycle
	Stretch Goal	Target	Threshold	Actual	Payout
2009 EPS:	$3.385 or more	$3.225	$3.145	$3.25	116.0%
2010 EPS	3.85 or more	3.35	3.02	3.42	117.5%
2011 EPS	4.26 or more	3.70	3.33	3.85	134.1%
Preliminary Payout					116.0%
EPS CAGR*	12% or more	8%	0%	6.2%	95.5%
Final Payout					117%

*	Pursuant to the terms of the grant, final payouts were adjusted based on the achievement of a pre-established five-year EPS compound annual growth rate (“EPS CAGR”) measured between 2005 and 2010.

Based on the final payout percentage described above, the Named Executive Officers received the following number of shares of Merck common stock: Frazier—35,100; Kellogg—20,534; Kim—28,080; Kuhlik—15,971; Schechter—13,426 and Clark—124,982. Mr. Kohan did not receive a PSU grant from this award cycle given that the grant occurred prior to the Merger. Additional information regarding the payouts under the 2000-2011 PSU award cycle is provided in the Option Exercises and Stock Vested table on page 50.

Employee and Other Benefits

Similar to other salaried, U.S.-based employees of Merck, the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Additionally, the Named Executive Officers, along with other senior management employees, are provided a limited number of other benefits, which the Committee believes are reasonable, appropriate and consistent with our executive compensation philosophy. The primary purposes of these other benefits are to minimize distractions from the executives’ attention to important company initiatives and to ensure their security and safety. The benefits described below are reflected in the “All Other Compensation” column of the Summary Compensation Table.

•

Reimbursement for financial counseling and tax preparation. The value is taxable to executives, and is limited to $10,000 per year. This benefit is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning. It supports our objectives by helping to ensure that executives understand the compensation and benefit plans in which they participate and are not unnecessarily distracted from Company responsibilities to attend to personal financial matters.

•	Limited personal use of company aircraft and company cars. We believe that these benefits provide better security for executives and allow them to devote additional time to Company business.

Executive Compensation Program Objectives and Strategy

Objectives

Our executive compensation program is designed to:

•	Align the interests of our senior executives with those of our shareholders to ensure prudent, short-term actions that will benefit Merck’s long-term value;

•	Reward our executives based on the achievement of sustained financial and operating performance as well as demonstrated leadership;

•	Attract, engage, and retain high-performing executives that help us achieve immediate and future success and maintain our position as an industry leader in the development of innovative medicines; and

•	Support a shared, one-company mindset of performance and accountability to deliver on business objectives.

Strategy

Our mission is to provide innovative products and services that preserve and improve health. It is therefore critical that we hire, engage and retain the best talent and thought leaders globally in academia and industry to leverage diverse experiences and cutting-edge thinking. Each compensation element has a specific purpose in furthering our executive compensation program objectives described above.

•

Base Salary and Employee Benefits. Base salary is designed to provide executives with fixed compensation and basic protections necessary to ensure a reasonable standard of living relative to that offered by competing organizations. This component serves to attract and retain high-quality executives over time and mitigates pressure that might otherwise exist to support high-risk business strategies if fixed compensation was set materially below market rates. Employee benefits such as pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

•	Annual Cash Incentives. Under the shareholder-approved EIP, annual cash incentives are designed to focus employees on the objectives identified in the Company Scorecard for a particular year, and the individual objectives set at the start of the year. Annual cash incentives are designed to motivate executives to achieve financial and non-financial performance objectives that are key to our annual operating and strategic plans.

Target annual cash incentives for the Named Executive Officers (along with other employees) vary based on a number of factors, including market practices as indicated by peer company survey data, as well as skill set, experience, and the executive’s degree of responsibility. Target awards are set so that the level of at-risk compensation varies directly with each executive’s degree of responsibility, fostering a culture of accountability and ensuring that realized pay varies based on the degree to which goals set by the Board of Directors and the Committee are achieved.

•

Long-Term Equity Incentives (LTI). LTI, comprised of PSUs, stock options, and RSUs are granted under the shareholder-approved Incentive Stock Plan (“ISP”). These awards balance the shorter-term outlook of achieving objectives motivated through the EIP with the broader focus on achieving long-term success, as reflected in increases to our stock price, growth in our earnings per share, and achievement of other critical performance goals over a multi-year period.

PSUs support the objectives of linking realized value to the achievement of critical financial objectives and shareholder alignment because the earned award varies based on results versus pre-determined performance goals, as well as long-term returns to shareholders as measured by stock price performance and dividend yield.

Stock options support the shareholder alignment objective because options only have financial value to the recipient if the price of Company stock at the time of exercise exceeds the stock price on the date of grant. As a result, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that support sustained long-term stock price appreciation, which benefits all shareholders.

RSUs support the retention objective because executives only receive shares of Company stock provided they remain employed through the end of the vesting period.

In addition, LTI awards provide executives with a competitive compensation opportunity relative to companies with which we compete for human and financial capital, which supports our attraction and retention objectives.

LTI grants to executive officers are based on job responsibilities and potential for individual contributions; with reference to the levels and desired mix of total direct compensation (total cash compensation plus the value of LTI) of executives at our pharmaceutical peer companies (as described in more detail on page 38). As with the determination of base salaries and annual cash incentives, the Committee exercises judgment and discretion in view of the above criteria and its general policies to provide LTI grants that are sufficient to attract, retain, and motivate top executives over the long term.

•

Separation Benefits. The Named Executive Officers are eligible for certain benefits and/or payments if employment terminates in a covered separation or if there is a change in control, or under certain other circumstances pursuant to individual agreements. These programs fit into our overall compensation structure by enhancing our ability to attract, retain, and motivate highly talented individuals to lead us in achieving our mission while upholding our values in a highly competitive marketplace where such protections are commonly offered. For additional information about these programs and arrangements, see Potential Payments Upon Termination or a Change in Control beginning on page 55.

Other Compensation Practices

Merck’s Peer Group.    Individual executive officer compensation levels and opportunities are compared to a peer group of large multinational pharmaceutical companies that participate in a pharmaceutical industry compensation survey. The survey is conducted by Towers Watson, an independent consulting firm. In setting compensation levels for 2011, the Committee utilized the survey, which consisted of the following peer companies with which Merck competes to attract talented, high-performing executives:

Merck’s Pharmaceutical Peer Group
Abbott Laboratories Amgen AstraZeneca Bristol-Myers Squibb Eli Lilly GlaxoSmithKline	Roche Johnson & Johnson Novartis Pfizer Sanofi

	Merck		Pharmaceutical Peer Group Median
Revenue in $ billions (as of 12/31/2011)	$48.05	*	$43.93
Market Capitalization in $ billions (as of 12/31/2011)	$114.64		$97.36
# of Employees	86,000		91,000

*	Excludes 50% of revenue from joint venture sales.

Our overarching strategy is to position our executives’ target total direct compensation (base salary, annual cash incentive and annual LTI grants) at the 50th percentile. This positioning ensures that actual realized compensation varies above or below targeted levels based on attainment of longer-term goals and changes in shareholder value, and overall costs and share dilution are reasonable and sustainable relative to market practices. However, compensation for individual executives may be positioned above or below the 50th percentile based on scope of responsibility, market availability of proven talent, the critical need to retain the executive, sustained performance over time, potential for advancement as part of key succession planning processes, and other unique factors that may exist from time to time.

In addition to the pharmaceutical peer group described above, we also utilize as a reference for other compensation-related practices (for example, share usage and dilution, change in control policy design and share ownership and retention guidelines) a supplemental peer group consisting of the companies that comprise the Dow Jones Industrial Average (excluding the financial services companies).

Current LTI Grant Practices.    Annual stock option and RSU grants are made on the third business day following announcement of our first quarter earnings. We may also selectively grant stock options and RSUs to employees on the third business day following the announcement of second, third, and fourth quarter earnings. These dates were chosen to ensure that grants are made shortly after we have released information about our financial performance to the public. However, the Committee reserves the right to change the date when grants are made, in view of its responsibility to take into account all facts and circumstances so as to ensure that grants are consistent with our compensation philosophy and objectives. All grants to executive officers are made by the Committee.

Stock options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the closing price of a share of Company stock on the grant date. In certain countries, a higher grant price may be used to satisfy provisions of local applicable law. The re-pricing of stock options is not permitted under the ISP without prior shareholder approval.

Stock Ownership Requirements.    The Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which the CEO and other senior executives are required to acquire and hold Merck common stock in an amount representing a multiple of base salary. Until the designated multiple of base salary is reached, executives are required to retain in stock a percentage of the after-tax net proceeds associated with stock option exercises and/or PSU and RSU payouts.

The following table illustrates the expected ownership level and retention percentages applicable to the CEO and other Named Executive Officers:

Named Executive Officer Ownership Requirements
Level	Base Salary Multiple	Retention %	Holdings at 3/1/2012 (multiple of base salary)
Chairman and CEO	6 x	100%
K.C. Frazier			5.5	*
Other Named Executive Officers	3 x	75%
P.N. Kellogg			2.6	**
P.S. Kim			7.5
B.N. Kuhlik			3.3
A.H. Schechter			1.3

*	Includes shares purchased with approximately $1,000,000 of Mr. Frazier’s personal funds in 2011.

**	Includes shares purchased with approximately $500,000 of Mr. Kellogg’s personal funds in 2011.

Return of Incentive Compensation.    Under our incentive compensation recoupment policy, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, the Board of Directors will seek reimbursement for the portion of the annual bonus and/or PSUs paid to the executive in excess of the amount that would have been paid if the financial results were reported accurately. The provisions of this policy will be reviewed for any necessary changes to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Tax Deductibility of Compensation.    The Company intends to deliver tax efficient compensation, taking into account Section 162(m) of the Internal Revenue Code, provided that other compensation objectives are met. We believe annual cash incentives paid to executive officers under the shareholder-approved EIP and PSUs, stock options and RSUs granted under the shareholder approved ISP may qualify as performance-based compensation under Section 162(m) and, therefore, be generally deductible for federal income tax purposes.

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment as described above and designed to enable us to achieve our mission and adhere to our values. Additionally, our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy. Specifically:

•

Our executive compensation program has a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives to recognize our long drug development cycle;

•	Annual cash incentives under the EIP are funded based on a mix of financial and non-financial performance measures that comprise our Company Scorecard;

•	The Committee has the ability to reduce annual cash incentives earned to reflect factors such as regulatory and environmental compliance;

•	LTI awards focus executives on longer-term operating performance, as well as stock price appreciation;

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with those of shareholders; and

•	Incentive compensation may be subject to recapture in the event of a significant restatement of financial results caused by executive fraud or willful misconduct.

The Committee continually evaluates the relationship between risk and reward as it relates to our executive compensation program and related policies. Management’s compensation consultant, Pay Governance LLC, performed an independent assessment of our global compensation programs including our executive compensation program and policies in late 2010. The results of the assessment were reviewed and discussed with the Committee in February 2011. The assessment reaffirmed our belief that our compensation programs and policies are structured and operated in a manner that does not create risks that are reasonably likely to have a material adverse effect on our business. No changes were made to our programs and polices during 2011 that altered our conclusion in this regard.

The Role of Shareholder Advisory Vote on Executive Compensation

The 2011 Annual Meeting of Shareholders marked the first time our shareholders were provided with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. An overwhelming majority (97%) of the votes cast were for approval of the proposal. The Committee believes this affirms shareholders’ support of the philosophy, strategy and objectives of our executive compensation program, and did not make substantive changes in 2011. The Committee will continue to consider the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of the Named Executive Officers and our executive compensation program and policies.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee, comprised of independent directors, reviewed and discussed the above CD&A with management. Based on the review and discussions, the Committee recommended to our Board of Directors that the CD&A be included in these proxy materials.

Compensation and Benefits Committee

Anne M. Tatlock (Chairperson)

Thomas H. Glocer	William N. Kelley
Steven F. Goldstone	Patricia F. Russo
William B. Harrison, Jr.	Peter C. Wendell

The following table summarizes the total compensation that was paid or accrued for the Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers as of December 31, 2011 and two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the Company’s fiscal year.

Summary Compensation Table

Name and Principal Position	Year		Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensa- tion ($)(6)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(7)	All Other Compensa- tion ($)(8)	Total ($)
Kenneth C. Frazier,	2011		$1,500,000	$0	$3,107,878	$2,999,997	$3,096,563	$2,586,840	$56,374	$13,347,652
Chairman, President and Chief Executive Officer	2010		1,155,614	0	2,351,323	1,899,998	2,149,296	1,824,565	58,836	9,439,632
	2009		1,044,688	0	459,800	1,072,400	1,317,459	1,081,703	55,919	5,031,969
Peter N. Kellogg,	2011		954,279	0	1,486,330	1,280,000	1,211,177	418,484	18,985	5,369,255
Executive Vice President and Chief Financial Officer	2010		934,878	0	1,929,653	1,750,000	1,154,102	350,586	19,275	6,138,494
	2009		903,978	0	647,497	358,488	1,031,515	215,458	404,900	3,561,836
Peter S. Kim, Ph.D.,	2011		1,114,458	0	1,493,252	1,200,002	1,294,716	842,991	42,116	5,987,535
Executive Vice President and President, Merck Research Laboratories	2010		1,093,524	0	1,883,207	1,500,000	1,233,705	777,315	30,874	6,518,625
	2009		1,066,004	0	367,840	857,920	1,111,616	494,584	36,477	3,934,441

Bruce N. Kuhlik,	2011		776,142	0	919,912	719,998	1,031,991	506,114	21,025	3,975,182
Executive Vice President and General Counsel	2010		755,510	0	1,652,739	1,470,003	938,669	367,232	21,025	5,205,178
	2009		706,234	0	524,582	278,824	805,873	194,558	21,025	2,531,096
Adam H. Schechter,	2011		906,258	0	1,356,800	1,400,000	1,352,735	1,484,367	39,735	6,539,895
Executive Vice President and President, Global Human Health	2010	(9)	—	—	—	—	—	—	—	—
	2009	(10)	—	—	—	—	—	—	—	—
Richard T. Clark,	2011		1,375,000	0	8,711,627	0	1,892,344	2,703,604	43,926	14,726,501
Chairman of the Board (1)	2010		1,862,500	0	7,083,105	5,600,001	3,310,622	6,662,460	54,183	24,572,871
	2009		1,800,000	0	3,348,187	2,805,475	2,854,737	4,945,464	56,003	15,809,866
Raul E. Kohan,	2011		541,020	0	427,608	400,001	0	964,662	6,953,705	9,286,996
Executive Vice President (2)	2010	(9)	—	—	—	—	—	—	—	—
	2009	(10)	—	—	—	—	—	—	—	—

(1)	Mr. Clark served as Chairman of the Board of Directors of the Company through November 30, 2011.

(2)	Mr. Kohan served as Executive Vice President of the Company until December 31, 2011.

(3)	Amounts shown reflect actual base salary earnings and are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Merck Deferral Program, an unfunded savings plan.

During 2011, Mr. Frazier deferred $510,000 and Mr. Clark deferred $467,500 into the Merck Deferral Program. For more information about deferred amounts, see the Nonqualified Deferred Compensation table and related footnotes beginning on page 54.

(4)	The amounts shown in this column represent the full grant date fair value of RSUs and PSUs granted to each of the Named Executive Officers during 2011, 2010 and 2009, respectively, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during the respective year. For discussion of the assumptions used in these valuations, see Note 14 to Company’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2011.

The maximum value of the PSU awards granted to the Named Executive Officers during 2011, assuming achievement of the highest level of performance (240% of target), was $3,858,946, $2,031,233, $2,143,838, $1,343,774, $1,576,286, $6,507,876 and $546,300, for Mr. Frazier, Mr. Kellogg, Dr. Kim, Mr. Kuhlik, Mr. Schechter, Mr. Clark and Mr. Kohan, respectively.

For more information on the awards granted during 2011, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(5)	The amounts shown in this column represent the full grant date fair value of stock options granted to each of the Named Executive Officers during 2011, 2010 and 2009, respectively, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during the respective year. The stock option values were calculated using the Black-Scholes option pricing model. For discussion of the assumptions used in these valuations, see Note 14 to Company’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2011.

For more information on stock options granted during 2011, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(6)	Represents amounts paid under the EIP. For more information, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(7)	Amounts shown are solely an estimate of the change in actuarial present value of the Named Executive Officer’s accrued benefit under the Company’s pension plans from December 31, 2010 to December 31, 2011. For more information about those plans, see the Pension Benefits table and accompanying narrative beginning on page 51.

The Merck Deferral Program, an unfunded savings plan, does not provide for above market or preferential earnings. For more information, see the Nonqualified Deferred Compensation table and related notes and narrative.

(8)	See the All Other Compensation table below for additional details on amounts. In accordance with SEC disclosure rules, we calculated the cost of personal benefits provided to the Named Executive Officers as the incremental cost of providing those benefits. We believe that there is a business purpose for the few personal benefits provided only to executives.

(9)	Was not a Named Executive Officer during 2010.

(10)	Was not a Named Executive Officer during 2009.

All Other Compensation

Named Executive Officer	Year		Financial/ Tax Counseling & Tax Preparation Services (3)	Company Aircraft (4)	Company Car and Driver (5)	Personal Security and Home Security Monitoring System (3)	Relocation Expenses	Termination- related Payments (6)	Savings Plan Company Match (7)	Executive Life Insurance (8)	TOTAL
K. C. Frazier	2011		$10,000	$0	$35,349	$0	$0	$0	$11,025	$0	$56,374
	2010		9,000	1,983	34,919	1,909	0	0	11,025	0	58,836
	2009		10,000	4,459	28,599	1,836	0	0	11,025	0	55,919
P. N. Kellogg	2011		7,960	0	0	0	0	0	11,025	0	18,985
	2010		8,250	0	0	0	0	0	11,025	0	19,275
	2009		12,500	0	0	0	381,375	0	11,025	0	404,900
P. S. Kim	2011		10,000	0	21,091	0	0	0	11,025	0	42,116
	2010		5,000	1,174	11,766	1,909	0	0	11,025	0	30,874
	2009		10,000	1,185	12,106	2,161	0	0	11,025	0	36,477
B. N. Kuhlik	2011		10,000	0	0	0	0	0	11,025	0	21,025
	2010		10,000	0	0	0	0	0	11,025	0	21,025
	2009		10,000	0	0	0	0	0	11,025	0	21,025
A. H. Schechter	2011		10,000	0	18,710	0	0	0	11,025	0	39,735
	2010	(1)	—	—	—	—	—	—	—	—	—
	2009	(2)	—	—	—	—	—	—	—	—	—
R. T. Clark	2011		10,000	0	22,901	0	0	0	11,025	0	43,926
	2010		0	6,805	31,554	4,799	0	0	11,025	0	54,183
	2009		0	8,571	25,448	10,959	0	0	11,025	0	56,003
R. E. Kohan	2011		8,200	0	674	0	0	6,817,914	49,276	77,641	6,953,705
	2010	(1)	—	—	—	—	—	—	—	—	—
	2009	(2)	—	—	—	—	—	—	—	—	—

(1)	Was not a Named Executive Officer during 2010.

(2)	Was not a Named Executive Officer during 2009.

(3)	Financial planning, tax preparation, personal security and home security are valued at actual costs billed by outside vendors.

(4)	The value of any personal use of company aircraft by the Named Executive Officers is based on the aggregate incremental per-hour cost based on the flight time flown from origination to destination and a return to point of origination without passengers, when applicable. This benefit generally is taxable to the Named Executive Officers. Beginning in 2011, the Company eliminated the reimbursement of monthly home security monitoring fees.

(5)	The value of any personal use of company car and driver by the Named Executive Officers is based on the recipient’s cost if equivalent assets were used independent of the Company. This benefit generally is taxable to the Named Executive Officers.

The incremental cost calculation for personal use of the car and driver by the Named Executive Officers included driver overtime, meals and travel pay, maintenance and fuel costs. Company cars also provided business transportation to other executives and non-executive company personnel. Since the cars were used primarily for business travel, the calculation excludes the fixed costs that do not change based on personal usage, such as drivers’ salaries and the purchase costs of the cars.

(6)	Termination related payments to Mr. Kohan include the following: severance—$3,248,117, prorated 2011 target annual incentive—$489,316, enhanced pension benefits—$1,427,475, enhanced medical benefits—$13,068 and 280G excise tax gross-up—$1,639,938.

In accordance with Section 409A of the Internal Revenue Code, certain of these payments will be delayed for a period of six-months following Mr. Kohan’s termination of employment.

(7)	The Named Executive Officers (other than Mr. Kohan) received company matching contributions equal to 75% of the first 6% of base salary contributed (up to the IRS limit for qualified savings plans) to the MSD Employee Savings and Security Plan.

Mr. Kohan received company contributions of 5% of his pay (up to the IRS limit for qualified savings plans) to his account under the Schering-Plough Employees’ Savings Plan and 5% of his pay in excess of the IRS limit for qualified savings plans to his account under the Merck Deferral Plan.

(8)	Executive life insurance is computed based on the cost of life insurance premiums paid during the year.

The following table provides information concerning each grant of an award made in 2011 to the Named Executive Officers under any plan.

Grants of Plan-Based Awards

for Fiscal Year Ended

December 31, 2011

Name	Grant Date	Board Approval Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Thres- hold ($)(1)	Target ($)(1)	Maximum ($)(1)	Thres- hold (#)(2)	Target (#)(2)	Maximum (#)(2)
Frazier	03/31/2011	02/22/2011	PSUs				0	90,882	218,116				$1,607,894	(2)
	05/04/2011	02/22/2011	RSUs							41,028			1,499,984	(3)
	05/04/2011	02/22/2011	Options								559,701	$36.56	2,999,997	(4)
			EIP	$0	$2,250,000	$5,625,000
Kellogg	03/31/2011	02/22/2011	PSUs				0	38,776	93,062				846,347	(2)
	05/04/2011	02/22/2011	RSUs							17,505			639,983	(3)
	05/04/2011	02/22/2011	Options								238,806	36.56	1,280,000	(4)
			EIP	0	911,031	2,277,578
Kim	03/31/2011	02/22/2011	PSUs				0	36,353	87,247				893,266	(2)
	05/04/2011	02/22/2011	RSUs							16,411			599,986	(3)
	05/04/2011	02/22/2011	Options								223,881	36.56	1,200,002	(4)
			EIP	0	1,175,945	2,939,864
Kuhlik	03/31/2011	02/22/2011	PSUs				0	21,812	52,348				559,906	(2)
	05/04/2011	02/22/2011	RSUs							9,847			360,006	(3)
	05/04/2011	02/22/2011	Options								134,328	36.56	719,998	(4)
			EIP	0	740,966	1,852,415
Schechter	03/31/2011	02/22/2011	PSUs				0	42,411	101,786				656,786	(2)
	05/04/2011	02/22/2011	RSUs							19,147			700,014	(3)
	05/04/2011	02/22/2011	Options								261,194	36.56	1,400,000	(4)
			EIP	0	971,258	2,428,146
Clark	03/31/2011	02/22/2011	PSUs				0	0	0				2,711,615	(2)
	02/08/2011	11/23/2010	RSUs							180,343			6,000,012	(3)
	05/04/2011	02/22/2011	Options								0	—	0
			EIP	0	1,875,000	4,687,500
Kohan	03/31/2011	02/22/2011	PSUs				0	12,118	29,083				227,625	(2)
	05/04/2011	02/22/2011	RSUs							5,470			199,983	(3)
	05/04/2011	02/22/2011	Options								74,627	36.56	400,001	(4)
			EIP	0	489,316	1,223,289

(1)	Amounts represent awards under the EIP, which equal a specified percentage of base salary as in effect on December 31, 2011. The actual amounts earned by each Named Executive Officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The payout of PSUs can range from zero at threshold to a maximum of 240% of target, depending on the level of achievement of the applicable performance goals. For more information on PSUs, see “The Elements of 2011 Compensation” on page 29 and the Narrative to the Grants of Plan Based Awards table below.

(3)	RSUs vest and are payable as shares of Merck common stock on the third anniversary of their grant provided the individual remains continuously employed through that date. Beginning for grants made in 2010, dividend equivalents are accrued and paid at the end of the restricted period.

(4)	Stock options generally become exercisable in equal installments on the first, second and third anniversaries of the grant date.

The exercise price of all stock options granted in 2011 is the closing price of Merck common stock, as traded on New York Stock Exchange on the grant date.

(5)	This column represents the full grant date fair value of PSUs, RSUs and stock options granted to each of the Named Executive Officers, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during 2011.

Narrative Information Relating to the Grants of Plan-Based Awards Table.

General Information Regarding the Executive Incentive Plan (EIP). The EIP is a shareholder-approved plan that is administered by the Compensation and Benefits Committee of the Board (the “Committee”). It is designed to provide cash awards to employees who are subject to Section 16 of the Securities Exchange Act of 1934. Compensation paid under this plan is intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Awards are based on an objective formula defined in the plan that provides for a maximum award fund equal to 2.5% of adjusted net income. The CEO may receive an award not to exceed 10% of the maximum award fund. The maximum individual award for all other plan participants is 90% of the award fund for that year divided by the number of participants other than the CEO. The Committee can use its discretion to reduce (commonly called “negative discretion”), but not increase, the maximum awards payable under this formula for executive officers. In prior years, it has been the Committee’s practice to reduce the maximum awards to the amount actually paid using the process described below.

The following methodology is used by the Committee for adjusting the maximum awards payable under the EIP to the actual amounts paid to executive officers:

•	Each executive officer is assigned a target award opportunity that is expressed as a multiple of salary.

•	100% of the target award opportunity is determined based on company performance as reflected by the Company Scorecard. The company performance component can range between 50% and 200% of target.

•

The award can be adjusted higher or lower based on the assessment of the individual’s performance against pre-established objectives including, for each Named Executive Officer other than the CEO, the Merck Leadership Behaviors.

No annual cash incentive will be paid to an individual if the company or individual performance is below minimum performance expectations as determined by the Committee. This methodology is intended to reinforce consistency and uniformity of performance standards across the global organization at all levels, create a better line of sight between results and rewards, and underscore the importance of leadership.

General Information Regarding Long-Term Incentives.

Stock Options.    Stock options enable executives to share in the financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of a stock option is set as the closing price of Merck common stock as reported on the New York Stock Exchange on the grant date (unless a higher grant price is required under local law).

Subject to their terms, stock options generally vest in equal installments on the first, second, and third anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date.

Stock Units.    Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”) provide for the payout of shares of company stock, generally in three years, if the recipient has met certain performance and/or service requirements.

•	PSUs

PSU awards are granted and payouts are determined under a four-step process that spans a three-year performance cycle:

Step 1:	Within the first 90 days of the performance period, the Committee will approve an award of PSUs to eligible executives. One third of the award is a target annual tranche.

Step 2:	Within the first 90 days of each year of the performance cycle, the Committee will set an annual EPS goal by adopting a schedule reflecting EPS minimum, target, and stretch goals (and interim points) applicable to that annual tranche.

Step 3:	After the end of the third year of the performance period, the results of the three annual tranches as determined in Step 2 will be aggregated to determine a preliminary award.

Step 4:	The result from Step 3 will be increased or decreased by up to 20% based on the Company’s three-year total shareholder return ranking (including the impact of dividends, if any) as compared to our pharmaceutical peer group (described on page 38).

Failure to attain the minimum performance goal results in forfeiture of the shares applicable to the respective award opportunity.

•	RSUs

Subject to their terms, RSUs generally vest and become payable in shares of Merck common stock on the third anniversary of the grant date. For RSUs granted in and after 2010, dividend equivalents are no longer paid currently on unvested awards. Instead, dividend equivalents are accrued and be paid out in cash if and when the RSUs vest.

The following table provides details about each outstanding equity award held by the Named Executive Officers as of December 31, 2011.

Outstanding Equity Awards

at Fiscal Year Ended

December 31, 2011

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Frazier	94,949	(1)				03/01/02	$58.91	03/01/03	02/29/12
	105,499	(1)				02/28/03	49.96	02/28/04	02/27/13
	45,000	(1)				02/27/04	48.24	02/27/05	02/26/14
	42,500	(1)				02/25/05	31.84	02/25/06	02/24/15
	112,000	(1)				03/03/06	35.09	03/03/07	03/02/16
	131,040	(1)				03/02/07	44.19	03/02/08	03/01/17
	60,000	(1)				08/01/07	51.02	08/01/08	07/31/17
	252,000	(1)				02/29/08	44.30	02/28/09	02/28/18
	186,666	(1)	93,334	(1)		04/24/09	23.45	04/24/10	04/23/19
	76,030	(1)	152,061	(1)		05/07/10	33.49	05/07/11	05/06/20
			559,70	(1)		05/04/11	36.56	05/04/12	05/03/21
										76,860	(3)	$2,897,622
													89,959	(6)	$3,391,454
													218,116	(7)	8,222,973

Kellogg	140,000	(4)	35,000	(4)		11/13/07	$57.49	11/13/08	11/12/17
	62,400	(1)				02/29/08	44.30	02/28/09	02/28/18
	62,400	(1)	31,200	(1)		04/24/09	23.45	04/24/10	04/23/19
	70,028	(1)	140,056	(1)		05/07/10	33.49	05/07/11	05/06/20
			238,806	(1)		05/04/11	36.56	05/04/12	05/03/21
										40,000	(5)	$1,508,000
										72,380	(3)	2,728,726
													64,258	(6)	$2,422,527
													93,062	(7)	3,508,437

Kim	137,149	(1)				03/01/02	$58.91	03/01/03	02/29/12
	210,998	(1)				02/28/03	49.96	02/28/04	02/27/13
	100,000	(1)				02/27/04	48.24	02/27/05	02/26/14
	100,000	(1)				02/25/05	31.84	02/25/06	02/24/15
	96,000	(1)				03/03/06	35.09	03/03/07	03/02/16
	115,200	(1)				03/02/07	44.19	03/02/08	03/01/17
	115,200	(1)				02/29/08	44.30	02/28/09	02/28/18
	149,332	(1)	74,666	(1)		04/24/09	23.45	04/24/10	04/23/19
	60,024	(1)	120,048	(1)		05/07/10	33.49	05/07/11	05/06/20
			223,881	(1)		05/04/11	36.56	05/04/12	05/03/21
										46,271	(3)	$1,744,417
													64,258	(6)	$2,422,527
													87,247	(7)	3,289,212

Kuhlik	10,000	(1)				05/23/05	$32.72	05/23/06	05/22/15
	500	(1)				02/01/06	34.47	02/01/07	01/31/16
	20,880	(1)				03/03/06	35.09	03/03/07	03/02/16
	24,000	(1)				03/02/07	44.19	03/02/08	03/01/17
	50,000	(1)				08/01/07	51.02	08/01/08	07/31/17
	62,400	(1)				02/29/08	44.30	02/28/09	02/28/18
	48,532	(1)	24,268	(1)		04/24/09	23.45	04/24/10	04/23/19
	58,823	(1)	117,648	(1)		05/07/10	33.49	05/07/11	05/06/20
			134,328	(1)		05/04/11	36.56	05/04/12	05/03/21
										56,641	(3)	$2,135,366
													46,265	(5)	$1,744,191
													52,348	(6)	1,973,520

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Schechter	3,165	(1)				02/01/02	$56.18	02/01/03	01/31/12
	15,825	(1)				03/01/02	58.91	03/01/03	02/29/12
	3,692	(1)				05/01/02	51.91	05/01/03	04/30/12
	5,275	(1)				08/01/02	45.98	08/01/03	07/31/12
	3,165	(1)				02/03/03	52.88	02/03/04	02/02/13
	26,375	(1)				02/28/03	49.96	02/28/04	02/27/13
	12,500	(1)				02/27/04	48.24	02/27/05	02/26/14
	2,500	(1)				05/03/04	47.39	05/03/05	05/02/14
	3,000	(1)				08/02/04	45.41	08/02/05	08/01/14
	5,000	(1)				02/25/05	31.84	02/25/06	02/24/15
	5,000	(1)				11/01/05	28.42	11/01/06	10/31/15
	5,000	(1)				02/01/06	34.47	02/01/07	01/31/16
	19,200	(1)				03/03/06	35.09	03/03/07	03/02/16
	50,000	(1)				03/02/07	44.19	03/02/08	03/01/17
	50,000	(1)				02/29/08	44.30	02/28/09	02/28/18
	40,800	(1)	20,400	(1)		04/24/09	23.45	04/24/10	04/23/19
	21,778	(1)	43,557	(1)		05/07/10	33.49	05/07/11	05/06/20
			261,194	(1)		05/04/11	36.56	05/04/12	05/03/21
										53,480	(3)	$2,016,196
													26,229	(6)	$988,833
													101,786	(7)	3,837,332

Clark	105,499	(1)				03/01/02	$58.91	03/01/03	02/29/12
	105,499	(1)				02/28/03	49.96	02/28/04	02/27/13
	51,250	(1)				02/27/04	48.24	02/27/05	02/26/14
	42,500	(1)				02/25/05	31.84	02/25/06	02/24/15
	125,000	(1)				05/05/05	34.70	05/05/06	05/04/15
	240,000	(1)				03/03/06	35.09	03/03/07	03/02/16
	320,000	(1)				03/02/07	44.19	03/02/08	03/01/17
	615,000	(1)				02/29/08	44.30	02/28/09	02/28/18
	488,332	(1)	244,168	(1)		04/24/09	23.45	04/24/10	04/23/19
	224,089	(1)	448,180	(1)		05/07/10	33.49	05/07/11	05/06/20
										337,200	(3)	$12,712,440
													359,839	(6)	$13,565,930

Kohan	31,484	(2)				02/25/02	$38.01	02/25/03	02/24/12
	91,258	(2)				04/25/05	22.69	04/25/06	04/24/15
	91,258	(2)				05/19/06	21.08	05/19/07	05/18/13
	91,258	(2)				05/01/07	34.60	05/01/08	04/30/14
	52,017	(2)				05/01/08	20.66	05/01/09	04/30/15
	36,016	(2)	18,009	(2)		05/01/09	25.11	05/01/10	04/30/16
	16,006	(1)	32,013	(1)		05/07/10	33.49	05/07/11	05/06/20
			74,627	(1)		05/04/11	36.56	05/04/12	05/03/21	32,781	(3)	$1,235,844
													17,136	(6)	$646,027
													9,693	(7)	365,426

(1)	Stock options generally vest and become exercisable in equal installments on the first, second and third anniversary of grant, and expire on the day before the tenth anniversary of grant. Stock options also vest upon attainment of eligibility to retire, in which case they become exercisable in equal installments on the first, second and third anniversary of grant.

(2)	Stock options granted under the Schering-Plough 1997, 2002 and 2006 Stock Incentive Plans generally vest in three substantially equal installments, on the first three anniversaries of the grant date. Stock options granted prior to 2008 that remained unvested immediately prior to the Merger, became vested upon closing of the Merger. Options granted in 2008 and 2009 that remained unvested immediately prior to the Merger, became vested upon closing of the Merger and the recipient’s termination of employment.

(3)	RSUs generally vest and become payable in shares of Merck common stock on the third anniversary of grant.

(4)	Stock option grant vests and becomes exercisable in five equal annual installments on the first through fifth anniversaries of grant, and expires on the day before the tenth anniversary of grant.

(5)	Fifty percent of the RSU award vested on the third anniversary of grant. The remaining 50% will vest on the sixth anniversary of grant.

(6)	Maximum (240% of target) of PSUs granted during 2010 that may be earned based on Merck’s performance, as determined by the Committee, following the completion of the three-year performance period ending December 31, 2012.

(7)	Maximum (240% of target) of PSUs granted during 2011 that may be earned based on Merck’s performance, as determined by the Committee, following the completion of the three-year performance period ending December 31, 2013.

(8)	The market value of the units reported in this column was computed by multiplying the number of such units by $37.70, the closing price of Merck common stock on December 30, 2011.

The following table provides information about stock options that were exercised and stock units that vested during 2011.

Option Exercises and Stock Vested

for Fiscal Year Ended

December 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Kenneth C. Frazier	—	—	35,100	(a)	$1,323,270

Peter N. Kellogg	—	—	20,534	(a)	774,132
			11,700	(b)	376,623

Peter S. Kim	—	—	28,080	(a)	1,058,616
			21,600	(b)	695,304

Bruce N. Kuhlik	—	—	15,971	(a)	602,107
			11,700	(b)	376,623
			6,000	(b)	193,140

Adam H. Schechter	—	—	13,426	(a)	506,160
			9,375	(b)	301,781

Richard T. Clark	—	—	124,982	(a)	4,711,821
			61,500	(b)	1,979,685

Raul E. Kohan	63,881	$1,102,450	17,557	(c)	661,899

(1)	Mr. Kohan exercised stock options on May 18, 2011 at market prices ranging from $37.135 to 37.26. The value realized was calculated based on the difference between the market price of Merck common stock at the time of exercise and the exercise price of the option.

(2)	This column represents the vesting during 2011 of the following:

(a)	PSUs granted in 2009;
(b)	RSUs granted in 2008; and
(c)	Performance-Based Share units granted in 2009.

(3)	The value realized was determined by multiplying the number of units that vested by the market price of Merck common stock on the respective vesting date.

The table below quantifies the benefits expected to be paid to the Named Executive Officers from two defined benefit pension plans—the Retirement Plan for the Salaried Employees of Merck Sharp & Dohme Corp. (the “Qualified Plan”) and the MSD Supplemental Retirement Plan (the “SRP”). It also shows benefits for Mr. Raul Kohan, a former executive, under the Schering-Plough Retirement Plan (the “S-P Qualified Plan”), a tax qualified retirement plan for all eligible U.S. employees of Schering Corporation, the Schering-Plough Benefits Equalization Plan (the “S-P BEP”), a non-qualified plan for all eligible U.S. employees of Schering Corporation subject to IRS limitations applicable to their retirement plan benefit and the Schering-Plough Supplemental Executive Retirement Plan (the “S-P SERP”), a supplemental plan provided to executives in order to provide competitive retirement benefits. The terms of the plans are described below the table.

Pension Benefits

for Fiscal Year Ended

December 31, 2011

Name	Plan Name	Number of Years Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
Kenneth C. Frazier (1)	Qualified Plan	19.5	$722,008	$0
	SRP	19.5	7,927,561	0

Peter N. Kellogg	Qualified Plan	4.0	136,277	0
	SRP	4.0	992,753	0

Peter S. Kim	Qualified Plan	10.5	320,406	0
	SRP	10.5	2,997,641	0

Bruce N. Kuhlik	Qualified Plan	6.5	213,037	0
	SRP	6.5	1,178,560	0

Adam H. Schechter	Qualified Plan	23.5	590,314	0
	SRP	23.5	4,125,822	0

Richard T. Clark (2)	Qualified Plan	35.0	0	1,696,046
	SRP	35.0	34,211,344	44,482

Raul E. Kohan	S-P Qualified Plan	26.6	850,884	0
	S-P BEP	26.6	6,111,987	0
	S-P SERP	26.6	1,469,015	0

(1)	As of December 31, 2011, only Mr. Frazier was eligible for early retirement subsidies under the Qualified Plan and SRP.

(2)	Mr. Clark commenced his pension on December 1, 2011. He elected a lump sum from the Qualified Plan, a 50% Joint and Survivor annuity from the Pre-2005 Supplemental Plan and a lump sum from the Post-2004 Supplemental Plan.

(3)	For the Named Executive Officers (other than Mr. Kohan), this column shows the number of years of credited service as of December 31, 2011. Credited service begins with the January or July coincident with or next following a participant’s hire date and ends with his last full month of employment. A maximum of 35 years of credited service may be earned.

For Mr. Kohan, the number of years of credited service is the same for all plans and is the same as actual years of service with Schering-Plough, beginning with date of hire.

(4)	For the Named Executive Officers (other than Mr. Kohan), the actuarial present value is calculated using the same assumptions used for financial statement reporting purposes as set forth in the footnotes to our financial statements:

•	Discount rate equals 4.8% for the Qualified Plan and 4.6% for the SRP;

•	RP2000 Mortality Table, sex based; the mortality table in accordance with Sec. 417(c)(3)(A)(ii)(I) of the Internal Revenue Code for lump sums;

•	Assumes that 80% of retirees elect a lump sum and the remaining 20% elect an annuity; and

•	Assumes commencement at the later of (1) current age or (2) age 62 discounted to current age.

For Mr. Kohan, the amounts shown in this column represent the actuarial present value of the final benefit he is entitled to receive under the S-P Qualified Plan, S-P BEP and S-P SERP defined benefit pension plans. These amounts include certain enhancements and/or additional benefits provided for under the employment agreement entered into with Schering-Plough Corporation prior to the Merger.

The Named Executive Officers (other than Mr. Kohan) participate in two defined benefit plans as do other Merck Sharp & Dohme Corp. salaried employees. Benefits payable under the Qualified Plan and the SRP (collectively, the “Retirement Plans”) are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65.

Formula.    The annual amount of benefit under the Retirement Plans is under a formula which:

Multiplies the participant’s final average compensation by

•	a multiplier of 2% for years of credited service earned prior to July 1, 1995 and

•	a multiplier of 1.6% for years of credited service earned on or after July 1, 1995 (total credited service at 2% and 1.6% is limited to 35 years); and

Subtracts 1.6% of the participant’s Social Security benefits multiplied by years of credited service, not to exceed 50% of the Social Security benefit

Final average compensation.    The average of a participant’s highest five consecutive calendar years of pay for the 10 calendar years before he or she terminates employment. Pay for this purpose means the greater of (a) or (b):

(a)	Annual base pay for all full years of service completed. This annual base pay is determined as of December 31 of the current year (before any pre-tax contribution deductions for the savings plan or elective deferrals to our flexible spending accounts). Commissions, overtime pay, bonuses, other supplemental pay and all other amounts are excluded from this calculation.

(b)	Actual cash earnings. Cash earnings are determined before any deduction for pre-tax contribution deductions for the savings plan or any elective deferrals to our flexible spending account plans. Also included are overtime, bonuses, commissions, special awards, shift differential, cost of living adjustments, pre-tax transportation fringe benefits, as well as incentive pay. The following amounts are excluded: grants under the ISP, any distribution of a previously deferred award under any of our incentive plans, and any other form of compensation.

Vesting.    A participant vests in his or her benefit—that is, the benefit that is accrued will not be forfeited back to the plans—when his or her employment includes any portion of five calendar years.

A participant who is vested but terminates employment before being eligible for early retirement subsidies is referred to as a “terminated vested” participant and can commence receiving benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. However, with respect to benefits that accrued after 2004 under the SRP, payment will be made as of the first day of the month after the later of (a) the month in which the participant attains age 55 or (b) separates from service (as defined by the Internal Revenue Service). The amount of the benefit is reduced from the age 65 benefit on an actuarial basis, which takes into account the participant’s life expectancy and expected plan returns and is substantial—for example, a participant’s $100 accrued benefit (at age 65) would be reduced to about $34 if it began at age 55.

Early Retirement Subsidies.    If a participant terminates employment at or after age 55 when he or she has at least 10 years of credited service, then he or she is entitled to “early retirement subsidies”—that is, a reduction for commencing before age 65 that is smaller than the actuarial reduction for terminated vested participants. For an early retiree, benefits are reduced by 3% per year that benefits begin before age 62. For example, an early retiree’s $100 accrued benefit would be unreduced if he or she waited until age 62, or would be reduced to $79 if he or she commenced at age 55.

However, under the “Rule of 85,” a participant who retired from active service when his or her age plus years of Credited Service totaled at least 85 (e.g., age 55 with 30 years of credited service) could receive an unreduced immediate benefit. In addition, a Social Security Bridge Benefit represented an additional benefit for eligible early retirees by providing a temporary monthly supplement prior to age 62 to avoid the Social Security offset described above in the benefit formula, so the offset would not apply until a participant attained age 62. Both of these benefits were eliminated from the Retirement Plans on July 1, 1995. However, transition benefits were added to replace all or part of the benefit for participants who were participating in the Retirement Plans on July 1, 1995 and were then at least age 40. Mr. Frazier’s transition percentage is 5.39—that is, 5.39% of the enhancement continues to apply. Other Named Executive Officers do not have any transition benefit, or, in Mr. Clark’s case, the transition benefit does not affect his benefit.

In addition, a participant who terminates employment due to a disability that can reasonably be expected to permanently disable him or her from any job anywhere may be approved for a disability retirement. In such a case, the participant’s benefit which has then accrued is not reduced for early commencement.

SRP Benefits.    The Qualified Plan benefits are limited by the Internal Revenue Code (“IRC”). The SRP is an unfunded plan maintained to provide benefits to highly compensated employees impacted by the IRC limits and provides benefits according to the formula described above which exceed those limits, as well as benefits:

•

That are payable because compensation deferred into the Merck Deferral Program is excluded from the definition of final average compensation in the Qualified Plan (and so are payable solely from the SRP); and

•

That provide a minimum annual aggregate benefit under this plan and the Qualified Plan of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking position under the Company’s Corporate Policy on Executive Retirement, reduced in the event of retirement or death prior to normal retirement date.

In addition, for employees who were, prior to January 1, 1995, subject to the Company’s mandatory age 65 retirement policy due to their exemption from the Age Discrimination in Employment Act, an additional benefit is payable upon retirement from active service at age 65. The additional benefit is an amount calculated under the benefit formula in the Qualified Plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) minus: (i) the minimum benefit, where applicable, or the supplemental benefit; (ii) the Qualified Plan benefit; and (iii) any retirement benefit payable from a plan not sponsored by the Company.

The SRP was amended as of January 1, 1995, to prospectively eliminate this additional benefit. Further, in 2009, the Company revised its mandatory retirement policy to cover only the CEO. As a result of his appointment to CEO, Mr. Frazier is eligible to receive this benefit provided that he remains subject to the mandatory retirement policy at least until age 64 (i.e., until December 17, 2018) and retires from the Company once he reaches age 65. If those requirements are met, Mr. Frazier will have 30 years of credited service (as compared to 27.5, without benefit of this provision). The provision does not affect any other Named Executive Officer.

Forms of Benefit.    Participants in the Qualified Plan generally can choose among single, joint and term certain annuities and a lump sum. All forms of benefit are actuarially equivalent to the single life annuity. All forms use a 9% interest rate except for the lump sum which uses interest rates based on a blend of long term U.S. Treasury interest rates and an interest rate yield curve based on corporate debt instruments, as provided by the Internal Revenue Code. The interest rate changes quarterly: during 2011, the blended 3 tiered interest rates ranged between 2.13% and 6.09%.

SRP Payments.    Payments under the SRP of benefits accrued and vested prior to 2005 generally follow the timing and form of benefit that applies to the Qualified Plan. However, a participant who elects a lump sum under the Qualified Plan, or one who cannot satisfy the spousal consent requirements applicable to the Qualified Plan, may choose any other form of benefit described above for his or her pre-2005 SRP benefit. Post-2004 SRP balances are payable as a lump sum. A participant may elect this benefit to be paid in 5 or 10 annual installments. This election must be made at least 12 months prior to the later of termination or age 55 and payment generally is subject to a five year delay. For top-50 compensated employees of the Company, payments of the post-2004 SRP benefit generally are made at the later of age 55 or 6 months after separation from service.

Nonqualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Merck Deferral Program, an unfunded, unsecured deferred compensation plan. The Merck Deferral Plan allows participants who are executive officers to defer the following:

•	All or a portion of their annual bonuses (but not less than $3,000); and/or

•	Up to 50% of base salary, subject to certain limitations.

Nonqualified Deferred Compensation

for Fiscal Year Ended

December 31, 2011

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)(3)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at 12/31/11 ($)(4)
Kenneth C. Frazier	$510,000	0	$(467,471)	0	$5,779,355
Peter N. Kellogg	0	0	(35)	0	1,233,036
Peter S. Kim	0	0	130,549	0	1,534,644
Bruce N. Kuhlik	0	0	0	0	0
Adam H. Schechter	0	0	13,409	0	229,599
Richard T. Clark	467,500	0	483,425	0	16,770,239
Raul E. Kohan	0	$37,026	401,687	0	5,576,691

(1)	The amounts disclosed in this column consist of $510,000 and $467,500 of base salary deferral by Mr. Frazier and Mr. Clark, respectively, in 2011 (these amounts are included in the “Salary” column of the Summary Compensation Table for 2011).

(2)	The amount disclosed in this column represents the Company’s annual 5% contribution to Mr. Kohan’s account under the Merck Deferral Plan. This amount is included with the amount disclosed in the “All Other Compensation” column of the Summary Compensation Table for 2011.

(3)	This column represents dividends earned plus changes in account value (investment earnings or losses) for the period of January 1, 2011 to December 31, 2011.

(4)	This column includes deferred compensation earned in earlier years which was disclosed as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of prior proxy statements as follows: Clark, $902,500 for 2010, and $840,000 for 2009.

Deferral Program Investments:    The aggregate balances shown above represent amounts that the Named Executive Officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in phantom investments selected by the executive from an array of investment options that mirrors the funds in the 401(k) Plan. Prior to 2011, RSUs and PSUs could be deferred into the Merck Deferral Program instead of being paid upon vesting. Deferrals of RSUs and PSUs were required to be made to the Merck common stock fund and may not be reallocated into any other investment alternative.

Distributions:    When participants elect to defer amounts into the Merck Deferral Program, they also elect when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year, whether or not employment has then ended, or at a time that begins at or after the executive’s employment has ended. Distributions can be made in a lump sum or up to 15 annual installments. Distributions from the Merck common stock fund are made in shares, with cash payable for any partial share.

Potential Payments Upon Termination or a Change in Control

The section below describes the payments that may be made to the Named Executive Officers upon separation, pursuant to individual agreements, or in connection with a change in control (as defined below). For payments made to a participant upon a retirement other than in connection with a separation or change in control, see Pension Benefits table and related narrative beginning at page 51.

Separation

The Company provides separation pay and benefits to all of its most senior executives who are employees of Merck Sharp & Dohme Corp., including the Named Executive Officers, pursuant to the MSD Separation Benefits Plan for Non-Union Employees (the “Separation Plan”). An amount related to the executive’s target annual incentive award is provided under certain circumstances. To be eligible for all of the benefits described below, a general release of claims is required, as well as nondisparagement, cooperation with litigation and, in some cases, noncompetition and nonsolicitation agreements in connection with, and at the time of, the separation.

Severance Pay.    The Separation Plan provides severance pay to employees whose employment is terminated due to organizational changes including discontinuance of operations, location closings or corporate restructuring or a general reduction in work force. For eligible separations during 2011 and 2012, certain management level employees, including the Named Executive Officers, will be eligible to receive the following severance pay:

•	26 weeks of base pay, if completed years of continuous service as of the date employment ends is less than one year;

•	41 weeks of base pay, if completed years of continuous service is at least one but less than two; or

•	41 weeks of base pay plus two weeks of pay for each completed year of continuous service, if completed years of service is two or more, up to 78 weeks of base pay.

For separations occurring in 2011, amounts are payable over the number of weeks described above. For separations occurring during 2012, amounts are payable in a lump sum. However, for the Named Executive Officers and other of our highest paid employees, amounts are payable at such time as is permitted under Section 409A of the Internal Revenue Code. Medical coverage at active employee rates is also provided for the applicable severance period.

Outplacement Assistance.    Under the Separation Plan, certain management level employees, including the Named Executive Officers, are eligible for up to 12 months of company provided executive outplacement services from our outplacement vendor.

EIP Awards

As part of its standard practice for separated employees, we may pay an amount in lieu of a bonus payout under the EIP, depending on the date of separation.

•

If employment terminates following the end of the performance year, the executive will be considered for a bonus on the same terms and conditions as other employees with respect to the previous year’s performance.

•

If employment terminates between January 1 and June 30 of the performance year, the employee is not eligible for payment of a bonus for the year in which separated, unless the employee is retirement eligible. Retirement eligible employees may receive a special payment in lieu of any award under the EIP. The amount of the special payment is based on his or her target award and the number of months worked in the current year.

•

If employment terminates after June 30 and on or before December 31 of the performance year, a special payment is made in lieu of any award under the EIP. The amount of the special payment is based on the employee’s target award and the number of months worked in the current year. This amount is payable in a lump sum at a time that complies with Section 409A, as described above.

Effects Under Other Benefit Plans

All separated employees are entitled to certain benefits under other plans as described below. In general, the benefits depend upon whether an employee is “retirement eligible,” “bridged,” or “other separated,” as the terms are defined below.

Retirement eligible employees are separated employees who, as of their separation date, are at least age 55 with at least 10 years of credited service under the Qualified Plan or are at least age 65 without regard to years of credited service. For retirement eligible employees, a transition Rule of 85 is provided if the employee is within two years of attaining eligibility for the benefit on his or her separation date. This transition benefit is described under the Pension Benefits table and related narrative beginning at page 51. Payments may be made from the Qualified Plan and SRP at the time and in the form described under the Pension Benefits table and related narrative.

Bridged employees generally are separated employees who are not retirement eligible but who, as of their separation date, are at least age 49 with at least nine years of credited service under the Qualified Plan. All separated bridged employees receive the following benefits:

•

Retirement Plans. Bridged employees receive a portion of the benefit that would be payable if they were retirement eligible (that is, are at least 55 with at least 10 years of credited service, but who are younger than age 65) on their separation date. The Qualified Plan provides that the benefits for early retirees are reduced by 0.25% for each month that benefits commence before the employee attains age 62. This reduction is substantially less than the actuarial reduction that applies for early commencement for terminated vested employees. Bridged employees receive a pro-rata portion of the enhancement provided by these early retirement subsidies. This pro-rata portion equals the percentage of the employee’s credited service on his/her separation date divided by the credited service that employee would have had if employment had continued until he/she was first eligible to be treated as an early retiree.

•

Medical, Dental and Life Insurance Plans and options, RSUs and PSUs.    All separated bridged employees are eligible to be treated in accordance with plan provisions applicable to retired employees as they may be amended from time to time.

Other separated employees are separated employees who are not retirement eligible or bridged employees. These employees are eligible for continued participation in the medical, dental and life insurance plans for the greater of six months or the number of weeks for which they are eligible for severance pay, by paying contributions at the same rate as paid by active employees from time to time. In addition, these employees are also treated under the provisions applicable to separated employees with respect to their options, RSUs and PSUs.

Individual Agreements

In addition to the benefits and payments provided for separated employees and following a Change in Control, Mr. Kellogg has an agreement that may affect the amount paid or benefits provided following termination of his employment under certain conditions as described below.

If within two years after the appointment of a successor CEO to Mr. Clark, we terminate his employment for a reason other than gross misconduct, Mr. Kellogg will be eligible for the following, provided that upon the termination of his employment he signs and complies with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims:

•	a lump sum payment equal to 18 months of base salary; and

•	immediate vesting of his November 13, 2007 stock option and RSU grants.

Change in Control

Participants in the Change in Control Plan include the Named Executive Officers (other than Mr. Kohan) as well as certain other senior executives. With respect to the Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of Merck:

•

Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro-rata annual cash incentive at target levels, paid in a lump sum at termination.

•

Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•

Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the SRP.

•

If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under our medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement assistance benefits for a limited period of time.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) a termination without cause or (2) a resignation by the Named Executive Officer for good reason, in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20% of the Company’s voting securities (other than acquisitions directly from the Company); or

•	the current Board (and their approved successors) ceasing to constitute a majority of the board of directors of a successor to the Company; or

•	the consummation of a merger, consolidation or reorganization, unless

•	the shareholders of the Company prior to the transaction hold at least 60% of the voting securities of the successor;

•	the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor; and

•	no person owns 20% or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

A “termination for good reason” for the Named Executive Officers generally includes any of the following actions without the executive’s written consent following a change in control:

•

Significantly and adversely changing the executive’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act). Other than:

•	an isolated, insubstantial and inadvertent action not taken in bad faith which the Company remedies promptly after receiving notice; or

•	a change in the person to whom (but not the position to which) he or she reports;

•	Reducing annual base salary or level of bonus opportunity;

•

Changing the executive’s office location so that he or she must commute more than the greater of (a) 50 more miles or (b) 120% more miles, as compared to his or her commute immediately prior to the change;

•	Failing to pay base salary, bonus or deferred compensation under any Company deferred compensation program within seven days of its due date;

•

Failing to continue any compensation plan or program in which the executive participates including bonus plans and the Incentive Stock Plan (or successors to those plans), or failing to continue his or her level of participation in those plans;

•

Failing to continue to provide him or her with the pension and welfare benefits substantially similar to those in which he or she participates or materially reducing any of those benefits or depriving him or her of any material fringe benefit; and

•	Failing to obtain a satisfactory agreement from any successor to Merck to assume and agree to perform the obligations under the change in control plan.

A termination by the Company for “cause” generally includes:

•

Willful and continued failure by the executive to substantially perform his or her duties for the Company (other than any failure that results from his or her incapacity due to physical or mental illness) for at least 30 consecutive days after a written demand for substantial performance has been delivered to him or her;

•	Willful misconduct or gross negligence by the executive which is injurious to the Company or any of its subsidiaries; and

•	Conviction, or entry of a plea of nolo contendere to

•	a felony or

•	any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against Merck (or its successor) and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements. Cash severance is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release.

The Named Executive Officers are not entitled to any tax gross-up in the event they are subject excise taxes payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control.

For stock options and RSUs granted prior to 2010:

•	Upon a change in control, all outstanding stock options and RSUs will become fully vested.

•

In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•

If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•	Upon a change in control, a portion of PSUs generally will become vested as determined by reference to the holder’s period of employment during the performance cycle:

•	based on actual performance as to fiscal years that have been completed for at least 90 days as of the date of the change in control: or

•	otherwise, based on target performance.

For options, RSUs and PSUs granted in and after 2010, awards generally will vest upon an involuntary termination of employment within two years after a change in control.

In addition, our compensation and employee benefit plans, programs and arrangements generally provide that for two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

The following table estimates the dollar value of the additional payments and benefits the Named Executive Officers would have been entitled to receive under applicable plans and/or arrangements, assuming the applicable triggering event occurred on December 31, 2011. Mr. Clark is not included in the table because he retired from the Company during 2011. Mr. Kohan is not included in the table because his termination of employment actually occurred on December 31, 2011 and the amounts paid or payable to him in connection with his termination have been described and disclosed in the Summary Compensation Table and Pension Benefits Table, and the related footnotes to each.

Name	Involuntary Termination Before Change in Control	Change in Control	Involuntary Termination After Change in Control
K.C. Frazier
• Severance Pay(1)	$2,250,000	—	$11,250,000
• Supplemental Pension and Retiree Medical(2)	—	—	2,692,087
• Welfare Benefits Continuation	—	—	—
• Stock Option Accelerated Vesting	—	—	—
• PSU Accelerated Vesting(3)	—	—	2,782,854
• RSU Accelerated Vesting	—	—	—
• Outplacement, Financial Planning	45,000	—	50,000
Total	2,295,000	—	16,774,941

P. N. Kellogg
• Severance Pay(1)	$903,654	—	$5,610,033
• Supplemental Pension and Retiree Medical(2)	—	—	665,232
• Welfare Benefits Continuation	14,703	—	46,810
• Stock Option Accelerated Vesting(4)	449,940	$449,940	861,875
• PSU Accelerated Vesting(3)	1,097,206	—	2,529,106
• RSU Accelerated Vesting(5)	4,014,327	3,677,635	2,067,091
• Outplacement, Financial Planning	45,000	—	50,000
Total	6,524,830	4,127,575	11,830,147

P. S. Kim
• Severance Pay(1)	$1,313,785	—	$6,887,680
• Supplemental Pension and Retiree Medical(2)	1,461,905	—	3,304,681
• Welfare Benefits Continuation(6)	136,300	—	—
• Stock Option Accelerated Vesting(4)	1,064,019	$1,064,019	760,626
• PSU Accelerated Vesting(3)	1,071,766	—	2,437,759
• RSU Accelerated Vesting(5)	714,433	—	1,744,417
• Outplacement, Financial Planning	45,000	—	50,000
Total	5,807,208	1,064,019	15,185,163

B. N. Kuhlik
• Severance Pay(1)	$794,963	—	$4,562,789
• Supplemental Pension and Retiree Medical(2)	—	—	518,068
• Welfare Benefits Continuation	17,809	—	52,420
• Stock Option Accelerated Vesting(4)	345,819	$345,819	648,432
• PSU Accelerated Vesting(3)	725,864	—	1,590,722
• RSU Accelerated Vesting(5)	1,189,084	514,605	1,620,761
• Outplacement, Financial Planning	45,000	—	50,000
Total	3,118,539	860,424	9,043,192

Name	Involuntary Termination Before Change in Control	Change in Control	Involuntary Termination After Change in Control

A. H. Schechter
• Severance Pay(1)	$1,387,512	—	$5,688,799
• Supplemental Pension and Retiree Medical(2)	—	—	334,415
• Welfare Benefits Continuation	26,104	—	46,808
• Stock Option Accelerated Vesting(4)	290,700	$290,700	481,136
• PSU Accelerated Vesting(3)	726,979	—	2,034,541
• RSU Accelerated Vesting(5)	1,013,230	432,608	1,583,589
• Outplacement, Financial Planning	45,000	—	50,000
Total	3,489,525	723,308	10,219,288

(1)	Amounts shown are pursuant to the arrangements for employees eligible for benefits under the MSD Separation Benefits Plan for Non-Union Employees as described on page 55.

(2)	SRP enhancements include the incremental value of benefits provided upon a change in control. These amounts represent the present value of the enhanced benefit that would be received under the SRP and the cost to provide retiree medical coverage at December 31, 2011.

(3)	Each PSU annual tranche that has been completed for 90 days pays out based on actual performance; otherwise the payout is based on target performance. The value equals the total number of accelerated shares as of December 31, 2011 multiplied by the closing price of Merck common stock on December 30, 2011 which was $37.70.

(4)	Unvested stock options granted prior to 2010 vest immediately upon a change of control. Unvested stock options granted in and after 2010 vest upon an involuntary termination occurring within two years immediately following a change in control. The value shown equals the total number of unvested stock option shares as of December 31, 2011 multiplied by the difference between the closing price of Merck common stock on December 30, 2011 of $37.70 and the exercise price of the option.

(5)	The value related to these awards equals the total number of accelerated shares as of December 31, 2011 multiplied by the closing price of Merck common stock on December 30, 2011 of $37.70.

(6)	As of December 31, 2011, Dr. Kim is bridge eligible under the terms of the Separation Plan if he is involuntarily separated and will be treated as a retiree for purposes of medical, dental benefits and his retiree healthcare benefits.

General Assumptions

•

Amounts shown above are in addition to what would be payable for a voluntary resignation, including a retirement. As of December 31, 2011, Mr. Frazier is retirement eligible (i.e., he is at least age 55 and has completed at least 10 years of service).

Director Compensation

As described more fully below, this chart summarizes the annual compensation for our non-employee directors during 2011.

Director Compensation for Fiscal Year Ended

December 31, 2011

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Leslie A. Brun	125,000	—	165,000	290,000
Thomas R. Cech	110,000	—	156,450	266,450
Thomas H. Glocer	100,000	—	175,000	275,000
Steven F. Goldstone	110,000	—	180,000	290,000
William B. Harrison, Jr.	145,000	—	180,000	325,000
Harry R. Jacobson	100,000	—	150,000	250,000
William N. Kelley	115,000	—	150,000	265,000
C. Robert Kidder	110,000	—	150,000	260,000
Rochelle B. Lazarus	100,000	—	180,900	280,900
Carlos E. Represas	110,000	—	150,000	260,000
Patricia F. Russo	100,000	—	189,000	289,000
Thomas E. Shenk	110,000	—	162,500	272,500
Anne M. Tatlock	115,000	—	180,000	295,000
Craig B. Thompson	100,000	—	150,000	250,000
Wendell P. Weeks	110,000	—	180,000	290,000
Peter C. Wendell	100,000	—	181,500	281,500

(1)	Beginning in 2011, no further grants will be made under the 2010 Non-Employee Directors Stock Option Plan, subject to the Board’s right to further amend the Plan. Stock options previously issued to directors under the 2010 Non-Employee Directors Stock Option Plan and any predecessor plans become exercisable in substantially equal installments on the first, second and third anniversaries of the grant date. Stock options issued before April 2002 became exercisable five years from the grant date. All options expire on the day before the tenth anniversary of their grant. The exercise price of the options is the closing price of our common stock on the grant date as quoted on the New York Stock Exchange.

At December 31, 2011, the aggregate number of option awards outstanding was: Mr. Brun—10,000 shares; Dr. Cech—5,000 shares; Mr. Glocer—15,000 shares; Mr. Goldstone—15,000 shares; Mr. Harrison—45,550 shares; Dr. Jacobson—15,000 shares; Dr. Kelley—45,550 shares; Mr. Kidder—5,000 shares; Ms. Lazarus—30,000 shares; Mr. Represas—8,334 shares; Ms. Russo—5,000 shares; Dr. Shenk—45,550 shares; Ms. Tatlock—45,550 shares; Dr. Thompson—5,000 shares; Mr. Weeks—35,000 shares; and Mr. Wendell—35,000 shares.

(2)	Represents company contributions to the Plan for Deferred Payment of Directors’ Compensation.

Also includes charitable contributions made by The Merck Company Foundation under its matching gift program on behalf of the following Directors: Mr. Brun, $15,000; Dr. Cech, $6,450; Mr. Glocer, $25,000; Mr. Goldstone, $30,000; Mr. Harrison, $30,000; Ms. Lazarus, $30,900; Ms. Russo, $39,000; Dr. Shenk, $12,500; Ms. Tatlock, $30,000; Mr. Weeks, $30,000; and Mr. Wendell, $31,500. For Mr. Brun, Dr. Cech, Mr. Goldstone, Mr. Harrison, Ms. Lazarus, Ms. Russo, Dr. Shenk, Ms. Tatlock, Mr. Weeks and Mr. Wendell contributions include 2010 contributions that were made in calendar year 2011.

Directors who are not Merck employees are compensated for their service as a director as shown in the chart below:

Schedule of Director Fees

As of January 1, 2011

Compensation Item	Amount
Annual Retainers
Board	$100,000
Lead Director	30,000
Audit Committee Chair	25,000
Corporate Governance Committee Chair	15,000
Compensation and Benefits Committee Chair	15,000
Research Committee Chair	15,000
Finance Committee Chair	10,000
Public Policy & Social Responsibility Chair	10,000
Audit Committee Members	10,000
Company contribution to the Plan for Deferred Payment of Directors’ Compensation	150,000

All annual retainers are paid in quarterly installments.

Directors’ Deferral Plan.    Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Directors’ Deferral Plan”) each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the MSD Employee Savings and Security Plan, including our common stock, and is payable in cash in installments or as a lump sum beginning with the year after termination of service as a director.

In addition to the annual retainer, on the first Friday following the Annual Meeting of Shareholders, each director received a credit to his/her Merck common stock account under the Directors’ Deferral Plan of an amount equal to the annual cash retainer then in effect or $150,000 and in the future will receive a credit to his/her Merck common stock account under the Directors’ Deferral Plan. Directors who join the Board after that date are credited with a pro-rata portion.

Other.    We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $30,000 in any calendar year.

Audit Committee

The Audit Committee’s Report for 2011 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee has received from the independent auditors the written disclosures and a letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and has discussed with the independent auditors their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates as well as other matters that are required to be discussed by the statement on Auditing Standards No. 61, as adopted by the PCAOB. The Audit Committee reviewed and discussed the audited financial statements with management. Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Leslie A. Brun Chairperson
Thomas R. Cech, Ph.D.	C. Robert Kidder
Steven F. Goldstone	Carlos E. Represas

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”)

Fees for all services provided by PwC, our independent auditors, for fiscal years 2011 and 2010 are as follows:

Audit Fees

Fees for services for fiscal years 2011 and 2010 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $30.4 million in each year.

Audit-Related Fees

Fees for audit-related services for fiscal years 2011 and 2010, primarily related to employee benefit plan audits, other audit-related reviews, agreed-upon procedures, SAP pre-implementation review procedures and Merger-related services, approximated $4.1 million and $4.8 million, respectively.

Tax Fees

Fees for tax services for fiscal years 2011 and 2010 approximated $13.6 million and $19.2 million, respectively, including approximately $2.7 million and $2.1 million, respectively, for tax compliance services.

All Other Fees

Fees for other services for fiscal years 2011 and 2010 approximated $5.7 million and $3.5 million, respectively.

None of the services provided by PwC for fiscal years 2011 and 2010 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised solely of independent members of the Board, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (the independent auditors) with respect to its operations for the year 2012, subject to ratification by the holders of common stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance in that capacity for the Company since the Merger, and for Merck Sharp & Dohme Corp. since its retention in 2002 through the Merger, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on our independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3.    NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Rule 14A of the Securities and Exchange Act of 1934, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables beginning on page 26.

As described in the Compensation Discussion and Analysis, our executive compensation program is designed to reward executives based on the achievement of company and individual performance objectives which, as a whole, are intended to drive sustainable long-term value creation for shareholders and reflect and maintain our position as an industry leader in the development of innovative medicines. The compensation of the Named Executive Officers is also designed to enable us to attract, engage, and retain talented, high-performing and experienced executives in a competitive market.

In order to align executive pay with company performance and the creation of long-term shareholder value, a significant portion of compensation paid to our Named Executive Officers is allocated to annual cash and long-term equity incentives which are directly linked to company and/or stock price performance.

In addition, management and the Compensation and Benefits Committee of the Board of Directors continually review the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of reinforcing senior management’s alignment with the interests of shareholders and linking compensation to performance as measured by operational results. As a result, recent changes to our executive compensation program and related policies include:

•	Elimination of the “golden parachute” excise tax gross-ups upon a change in control;

•	For newly granted equity awards, a “double trigger” acceleration feature in the event of a change in control;

•	Beginning in 2012, elimination of time-vested restricted stock units as a form of compensation for our CEO;

•

A decrease in the percentage of long-term equity incentives to the Named Executive Officers (other than the CEO) that are granted in the form of time-vested restricted stock units from 30% to 20% (with the value reallocated to performance share units to strengthen the link between executive pay and our longer-term operating and stock price performance); and

•	Addition of a relative total shareholder return metric to performance share unit awards to further align the overall payout with our long-term stock price performance.

We are asking shareholders to indicate their support for the Named Executive Officer compensation as described in this proxy statement. Accordingly, the following resolution will be submitted for approval by shareholders at the 2012 Annual Meeting:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion described in pages 26 to 61 of this proxy statement, is hereby APPROVED.”

The shareholder vote on this resolution will not be binding on management or the Board of Directors and will not be construed as overruling any decision by management or the Board. However, the Board of Directors and the Compensation and Benefits Committee of the Board value the opinions of our shareholders as expressed through their votes and other communications. For example, the Board is pleased to note that last year an overwhelming majority (97%) of the votes cast were for approval of a similar proposal. We will continue to give careful consideration to the outcome of the advisory vote on executive compensation and to the opinions of our shareholders when making compensation decisions.

The Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes. Accordingly, the next “say-on-pay” vote will occur in 2013.

The Board of Directors recommends a vote FOR the approval of this resolution.

PROPOSAL 4.    SHAREHOLDER PROPOSAL CONCERNING SHAREHOLDER ACTION BY WRITTEN CONSENT

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of more than 500 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

4—Shareholder Action by Written Consent

RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%- support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. It would be best to adopt this proposal in the least wordy manner possible.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

We had too many directors (18)—unwieldy board concern and potential for CEO dominance. Our auditors received 39% of their Merck pay for non-audit work. One director had failed attendance. One director had 16% in negative votes.

Director William Harrison had responsibilities on the New York Stock Exchange board during the tenure of its “legendary” CEO Dick Grasso. The New York State Attorney General sued Mr. Grasso for the return of the $140 million he was paid by the New York Stock Exchange. Nonetheless Mr. Harrison was still on our executive pay (!) and nomination committees.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:

Shareholder Action by Written Consent—Yes on 4.

Board of Directors’ Statement in Opposition to the Proposal

The By-Laws of the Company specifically prohibit shareholder action by written consent. This is to ensure that all shareholders have a voice in critical matters affecting the Company and a meaningful opportunity to exchange views with the Board before shareholder action. Without these procedural safeguards, action by written consent may be used to accomplish wholesale amendments to the Company’s By-Laws or the removal of directors, each without a meeting of shareholders.

The By-Laws of the Company require the Board to call a special stockholder meeting at the request of holders of 25% or more of the Company’s stock. The Company’s By-Laws are supplemented by New Jersey corporate law, which provides that the holders of 10% or more of the Company’s stock have the right to call a special stockholders meeting upon a showing of good cause in New Jersey Superior Court. The existing ability for shareholders to call a special meeting protects the overall interests of the Company and the stockholders in a balanced and fair manner, further reducing the need to allow for action by written consent in lieu of a meeting.

Action by written consent in lieu of a meeting is often used by holders of a minority stake in a company to initiate an unsolicited takeover. Prohibiting action by written consent protects shareholders in numerous and important ways. It preserves the ability of the Board of Directors to properly and fairly evaluate acquisition offers without the threat of being removed or rushed to judgment. It also preserves time for potential acquirers to engage the Company in arm’s length discussions and enhances the Company’s negotiating leverage. Finally, giving shareholders the right to act by written consent in lieu of a meeting can expose the Company to numerous consent solicitations which would force the Company to incur significant expense and cause disruption to its operations.

The Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 5.    SHAREHOLDER PROPOSAL CONCERNING SPECIAL SHAREHOLDER MEETINGS

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of more than 500 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

5—Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to enable one or more shareholders, holding not less than one-tenth* of the voting power of the Corporation, to call a special meeting. *Or the lowest percentage of our outstanding common stock permitted by state law.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Adoption of this proposal should be accomplished in the simplest manner possible. It can possibly be accomplished by adding a few enabling words to “Article I., Section 2. Special Meetings. Special meetings of the stockholders may be held at any location designated by the Board of Directors whenever and as often as the Board of Directors shall call such meetings. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, such meetings shall be called at any time upon the written request of the holders of record of 25% or more of the stock of the Company entitled to vote at any such meeting.”

This proposal topic won 56% support at our 2009 annual meeting (to enable one-tenth of the voting power of shareholders to call a special meeting). This proposal topic (at one-tenth) also won more than 60% support at CVS, Sprint and Safeway. This proposal does not impact our board’s current power to call a special meeting.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in Executive Pay—$24 million for our former CEO Richard Clark. Mr. Clark’s pension was increased by $6 million.

Mr. Clark also received a mega-grant of 672,000 stock options that vested simply after time. In fact, all our Named Executive Officers received time-based restricted stock units and stock options in 2010. Equity pay should have performance-vesting features in order to assure full alignment with shareholder interests. Market-priced stock options can provide our executives with lucrative financial rewards due to a rising market alone, regardless of an executive’s performance.

Finally, a significant portion of annual incentive pay was based on the subjective evaluation of our executives. Subjective elements can undermine the effectiveness of an incentive pay plan.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and make our company more competitive:

Special Shareowner Meetings—Yes on 5.

Board of Directors’ Statement in Opposition to the Proposal

The By-Laws of the Company require the Board to call a special meeting of shareholders at the request of the holders of 25% or more of the Company’s stock. The Company’s By-Laws are supplemented by New Jersey corporate law, which provides that the holders of 10% or more of the Company’s stock have the right to call a special meeting upon a showing of good cause in New Jersey Superior Court. The good cause requirement protects the interests of all shareholders by allowing the holders of 10% or more of the Company’s stock to call a special meeting for legitimate purposes, including important matters that arise between annual meetings, while shielding shareholders and the Company from abuse of this right. Absent the good cause requirement, disgruntled or special interest minority shareholders could call special meetings for frivolous or self-serving purposes at significant expense and disruption to the operations of the Company.

Additionally, New Jersey law protects the right of shareholders to be heard on critical matters by requiring shareholder approval for significant corporate actions, such as a merger or sale of substantially all of the assets of the Company. The Company’s Certificate of Incorporation also requires shareholder approval of such actions.

The Board believes that by maintaining the current approach to special meetings of the shareholders provided by New Jersey corporate law and by the Company’s By-Laws, the overall interests of the Company and its shareholders are protected in a balanced and fair manner.

The Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 6.    SHAREHOLDER PROPOSAL CONCERNING A REPORT ON CHARITABLE AND POLITCAL CONTRIBUTIONS

Dr. Donald J. Perrella, 2760 Island Pond Lane, Naples, Florida 34119-7526, owner of 5,734 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Whereas, our company has given charitable donations to seemingly noncontroversial groups like Meals On Wheels, Save the Children, and the Boy Scouts of America. It has also given money to Planned Parenthood, the largest abortion performing organization in the country, gay and lesbian organizations trying to change the marriage laws of our country, and was a sponsor of the American Society of Reproductive Medicine, which supports, inter alia, human embryo destruction. These later recipients are involved in clearly more controversial issues, some of which are also major political issues of our day.

Whereas a number of other charitable contributions went to organizations more clearly involved in political matters. For example, we gave money to the Center for Political Accountability for a meeting “regarding the creation of a handbook on corporate political activity.” In addition, we gave money to Congressional Black Caucus Foundation and to Women’s Policy, Inc which educates elected officials.

Whereas, under the Supreme Court decision, Citizen United, our company will be given greater latitude in supporting political candidates and issues.

Resolved: the shareholders request that the independent members of the Board of Directors institute a comprehensive review of Merck’s charitable contributions and political contributions and issue a report addressing the interrelation of both and how will they serve overall corporate policy.

Board of Directors’ Statement in Opposition to the Proposal

The Company has robust corporate governance and oversight processes related to our philanthropic giving and corporate political contributions. There is no relationship between the Company’s charitable grant making and political contributions. They serve two different purposes and are governed by two independent sets of criteria. The report that the proponent requests is therefore unnecessary.

Charitable Giving

Through the Merck Company Foundation and Office of Philanthropy, we support initiatives that address important societal needs and whose goals are consistent with our giving priorities that contribute not only to the health and well-being of people around the world, but also to Merck employees, our neighbors and others in communities where employees live and work.

Merck aspires to be open and transparent about how it operates. Starting in March 2009, Merck began reporting all philanthropic grants made through the Office of Corporate Philanthropy and The Merck Company Foundation on the internet at http://www.merckresponsibility.com/priorities-and-performance/ethics-and-transparency/transparency-disclosures/home.html

Merck’s Executive Committee and the Board Committee on Public Policy and Social Responsibility annually review our philanthropic programs and initiatives and both the Office of Corporate Philanthropy and The Merck Company Foundation are subject to internal audits to ensure compliance with their respective internal procedures.

Corporate Political Contributions

Merck is committed to participating constructively and responsibly in the political process. To improve access to information about Merck’s corporate and political action committee contributions in the United States, Merck semiannually posts the Company’s contributions categorized by state, candidate and amount. Merck also discloses any contributions to committees known as 527 organizations or organizations organized under the 501c(4) section of the nation’s tax code. This information can be found at http://www.merckresponsibility.com/priorities-and-performance/ethics-and-transparency/transparency-disclosures/home.html

The Board is presented with a report on political contributions twice a year. The Board Committee on Public Policy and Social Responsibility also reviews an annual report that addresses the status of our political spending. Through this report, which covers any changes in our policies such as the decision not to engage in campaigns for judicial offices, we invite comments and questions from Board members.

Merck regularly consults with outside legal experts and performs periodic audits to assess and enforce compliance with Merck’s policy governing its corporate and PAC contributions. Merck requires those individuals who recommend corporate political contributions in the United States to certify their knowledge of and adherence to our corporate Policy and Principles Governing Corporate Political and Political Action Committee Contributions.

Merck has worked closely with the Center for Political Accountability (“CPA”) over the past year to develop the Merck Principles Governing Corporate and Political Action Committee Spending. We also are proud that Merck was 1 of 4 companies to score a perfect 100 in the inaugural CPA-Zicklin Index of Corporate Political Disclosure and Accountability, released last year by the CPA in conjunction with the Carol and Lawrence Zicklin Center for Business Ethics Research at The Wharton School of the University of Pennsylvania.

The Board of Directors recommends a vote AGAINST this proposal.

Forward Looking Statements

These Proxy Material contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended December 31, 2011, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any, which we incorporates by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. We are not aware of any beneficial owner of more than 10% of Merck common stock.

Based solely upon a review of the copies of the forms furnished to us during fiscal year 2011, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors were complied with during the 2011 fiscal year.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

April 12, 2012

Merck & Co., Inc.

Annual Meeting of Shareholders

Tuesday, May 22, 2012, at 8:30 a.m.

Bridgewater Marriott

700 Commons Way, Bridgewater, New Jersey

Parking is limited.

From New York City

Take Lincoln or Holland Tunnel to NJ Turnpike. Take exit 14 to 78 West Express to 287 South (exit 29). See * for 287 South Directions

From Route 78 Eastbound & Westbound

Take to Route 287 South (exit 29). See * for 287 South Directions

From Northern NJ Via The New Jersey Turnpike

Take exit 14 to 78 West Express to 287 South (exit 29). See * for 287 South Directions

From Southern NJ Via The New Jersey Turnpike

Take exit 10 to 287 North Follow to Exit 14B (left-hand exit). Travel approximately 1.5 miles on Route 22 West. Take exit on right to Commons Way. Hotel will be on your right.

From Newark Airport

Take Route 78 West Express to Route 287 South (exit 29). See * for 287 South Directions

From The Garden State Parkway Southbound

Take to 78 West Express (exit 142). Take to Route 287 South (exit 29). See * for 287 South Directions

From The Garden State Parkway Northbound

Take to Route 440/287 North (exit 127). Follow Route 287 to exit 14B (left-hand turn) (Route 22 West). Travel approximately 1.5 miles on Route 22 West. Take exit on right to Commons Way. Hotel will be on your right.

* Follow Route 287 South to exit 17 (Route 202/206 South). Bear right immediately and make a right at the sign reading Commons Way. At first light, make a left onto Commons Way. Make a left at the fourth light.

PRINTED ON RECYCLED PAPER

MERCK & CO., INC. ONE MERCK DRIVE P. O. BOX 100 WHITEHOUSE STATION, NJ 08889

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Merck & Co., Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44593-P20065 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCK & CO., INC.
The Board of Directors recommends a vote FOR Items 1 through 3.

1.	Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:	For	Against	Abstain			For	Against	Abstain
	1a. Leslie A. Brun	☐	☐	☐	2.	Ratification of the appointment of the Company’s independent registered public accounting firm for 2012.	☐	☐	☐
	1b. Thomas R. Cech	☐	☐	☐	3.	Advisory vote to approve executive compensation.	☐	☐	☐
	1c. Kenneth C. Frazier	☐	☐	☐	The Board of Directors recommends a vote AGAINST Items 4 through 6.
	1d. Thomas H. Glocer	☐	☐	☐	4.	Shareholder proposal concerning shareholder action by written consent.	☐	☐	☐
	1e. William B. Harrison Jr.	☐	☐	☐	5.	Shareholder proposal concerning special shareholder meetings.	☐	☐	☐
	1f. C. Robert Kidder	☐	☐	☐	6.	Shareholder proposal concerning report on chartiable and political contributions.	☐	☐	☐
	1g. Rochelle B. Lazarus	☐	☐	☐
	1h. Carlos E. Represas	☐	☐	☐
	1i. Patricia F. Russo	☐	☐	☐
	1j. Craig B. Thompson	☐	☐	☐
	1k. Wendell P. Weeks	☐	☐	☐
	1l. Peter C. Wendell	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐	☐
							Yes	No

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Merck & Co., Inc.

Annual Meeting of Shareholders

Tuesday, May 22, 2012, at 8:30 a.m.

Bridgewater Marriott

700 Commons Way, Bridgewater, New Jersey

Parking is limited.

Follow Route 287 South to exit 17 (Route 202/206 South). Bear right immediately and make a right at the sign reading Commons Way. At first light, make a left onto Commons Way. Make a left at the fourth light.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M44594-P20065

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH C. FRAZIER, BRUCE N. KUHLIK and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 22, 2012, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated, and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the shareholder. If no specification is made, the shares will be voted FOR Items 1 through 3 and AGAINST Items 4 through 6.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 PM ON MAY 21, 2012.

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)